UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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CHART INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

April 12, 2016

To the Stockholders of Chart Industries, Inc.:

This year’s Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 9:00 a.m., Eastern Time, on Thursday, May 26, 2016 at the company’s headquarters located at One Infinity Corporate Centre Drive, 1st Floor, Garfield Heights, Ohio 44125-5370. We will be reporting on Chart’s activities and you will have an opportunity to ask questions about our operations.

We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy card as soon as possible or the submission of a proxy by telephone or the Internet by following the instructions on the proxy card would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your previously submitted proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Chart Industries, Inc., I would like to thank you for your continued support and confidence.

Sincerely yours,

Samuel F. Thomas
Chairman, Chief Executive Officer and President

CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 26, 2016

To the Stockholders of Chart Industries, Inc.:

The Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 9:00 a.m., Eastern Time, on Thursday, May 26, 2016 at the company’s headquarters located at One Infinity Corporate Centre Drive, 1st Floor, Garfield Heights, Ohio 44125-5370, for the following purposes:

1.	To elect seven directors for a term of one year;

2.	To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of the company for the year ending December 31, 2016;

3.	To approve, on an advisory basis, the company’s executive compensation; and

4.	To transact any other business as may properly come before the Annual Meeting.

Only holders of the company’s common stock of record as of the close of business on Tuesday, March 29, 2016 are entitled to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided or submit a proxy by telephone or the Internet by following the instructions on the proxy card. Stockholders who attend the Annual Meeting may revoke their previously submitted proxy and vote in person.

By Order of the Board of Directors,

Samuel F. Thomas
Chairman, Chief Executive Officer and President

YOUR VOTE IS IMPORTANT

WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Mailed on or about April 12, 2016

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chart Industries, Inc. (the “Company,” “Chart,” “we,” “us” and “our”) for use at the Annual Meeting of Stockholders of the Company on May 26, 2016 at 9:00 a.m., Eastern Time, and any adjournments or postponements thereof (the “Annual Meeting”). The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders accompanying this proxy statement.

Why do the proxy materials contain information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company will provide access to our proxy materials over the Internet. Proxy materials for the Company’s Annual Meeting, including the 2015 Annual Report and this proxy statement, are available over the Internet by accessing http://www.chartindustries.com/ proxy2016. While the Company elected to mail complete sets of the proxy materials for this year’s Annual Meeting, in the future you may receive only a Notice of Internet Availability of Proxy Materials and in that case you will have to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an additional printed copy are available at http://www.chartindustries.com/proxy2016. You also can obtain a printed copy of this proxy statement, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125, or by submitting a request via email to matt.klaben@chartindustries.com or by telephone at 216-626-1216.

Who is paying for this proxy solicitation?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay persons holding our common stock (“Common Stock”) for expenses incurred in sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, electronically via e-mail and personal interview. We may also retain a proxy solicitation firm to assist in the solicitation of proxies.

What voting rights do I have as a Stockholder?

On each matter to be voted on, you have one vote for each outstanding share of our Common Stock you own as of March 29, 2016, the record date for the Annual Meeting. Only stockholders of record at the close of business on March 29, 2016 are entitled to receive notice of and to vote at the Annual Meeting. On this record date, there were 30,587,738 shares of Common Stock outstanding and entitled to vote. Stockholders do not have the right to vote cumulatively in the election of directors.

How do I vote?

If you are a stockholder of record, you can vote: (i) in person at the Annual Meeting; (ii) by signing and mailing in your proxy card in the enclosed envelope; or, (iii) by submitting a proxy by telephone by calling 1-800-690-6903 or via the Internet at www.proxyvote.com. Stockholders who wish to attend the Annual Meeting in person may receive directions to the Annual Meeting location by contacting our Secretary at 216-626-1216. Proxies submitted via the telephone or Internet must be received by 11:59 p.m. Eastern Time on May 25, 2016. More detailed instructions are included on the proxy card. In order to submit a proxy via the telephone or Internet, you must have the enclosed proxy card available and follow the instructions on the proxy card.

If you are a stockholder of record, the proxy holders will vote your shares based on your directions. If you sign and return your proxy card, but do not properly direct how your shares of Common Stock should be voted, the proxy holders will vote “FOR” the director nominees, “FOR” the ratification of Ernst & Young LLP, and “FOR” the approval, on an advisory basis, of the Company’s executive compensation. The proxy holders will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares of Common Stock through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

Can I revoke or change my vote after I submit a proxy?

Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the Annual Meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary (we must receive your new proxy card or written notice before the Annual Meeting begins), or you may attend the Annual Meeting and vote in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy, rather you must notify a Chart representative at the Annual Meeting of your desire to revoke your proxy and vote in person.

What vote is required to approve each of the proposals?

•	Election of Directors (Proposal 1). The nominees receiving the greatest number of votes will be elected (plurality). However, we have adopted a majority voting policy that is applicable in uncontested director elections. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from that director or the director must submit his or her resignation. The Nominations and Corporate Governance Committee, or, in limited circumstances, the Board, would then consider whether to recommend that the Board accept or reject the resignation (see “Corporate Governance and Related Matters — Corporate Governance Guidelines — Majority Voting Policy” below for additional details). A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors.

•	Auditor Ratification (Proposal 2). Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy. A proxy card marked “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the total number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the ratification.

•	Approval, on an advisory basis, of the Company’s executive compensation (Proposal 3). The executive compensation advisory vote will be decided by the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy. A proxy card marked “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the total number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the proposal. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our executive compensation program.

What constitutes a quorum?

A quorum of stockholders will be present at the Annual Meeting if at least a majority of the aggregate voting power of Common Stock outstanding on the record date is represented at the Annual Meeting, in person or by proxy. With 30,587,738 shares outstanding as of the close of business on the record date, stockholders representing at least 15,293,870 shares will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

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Can Stockholders make proposals for the 2016 Annual Meeting?

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be included in the proxy statement for the Annual Meeting, the Company must have received such proposals no later than December 16, 2015.

Pursuant to the Company’s By-Laws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. The Company’s By-Laws require all stockholders who intend to make proposals at an annual meeting to submit their proposals to the Company within specific dates in order to be eligible for consideration at an annual meeting. See “Stockholder Communications with the Board” on page 17, and “Stockholder Proposals for 2017 Annual Meeting” on page 63, for more details about this By-Laws provision. To be eligible for consideration at the 2016 Annual Meeting, proposals that were not submitted for inclusion in the proxy statement by December 16, 2015 must have been received by the Company no earlier than January 29, 2016 and no later than February 28, 2016. The Company has not received any stockholder proposals for the 2016 Annual Meeting.

Chart Industries, Inc. | 2016 Proxy Statement   3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our Common Stock as of March 29, 2016 by:

•	each person who is known by us to own beneficially more than 5% of our Common Stock;

•	each director and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

	Shares Beneficially Owned(1)

Name of Beneficial Holder	Number	Percent of Common Stock
BlackRock, Inc.(2)	3,662,994	12%
Capital Research Global Investors(3)	3,087,953	10.1%
The Vanguard Group(4)	2,313,120	7.6%
Pzena Investment Management, LLC(5)	1,608,879	5.3%
Millennium Management LLC(6)	1,535,437	5%
T. Rowe Price Associates, Inc.(7)	1,532,470	5%
Samuel F. Thomas(8)	494,283	1.6%
Michael F. Biehl(9)	50,192	*
Matthew J. Klaben(10)	53,993	*
Kenneth J. Webster(11)	15,999	*
W. Douglas Brown(12)	10,921	*
Richard E. Goodrich(13)	9,325	*
Terrence J. Keating(14)	6,765	*
Steven W. Krablin(15)	14,803	*
Michael W. Press(16)	12,769	*
Elizabeth G. Spomer(17)	5,765	*
Thomas L. Williams(18)	7,081	*
All directors and officers as a group (11 persons)(19)	681,896	2.2%

(1)	In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming full exercise or conversion of outstanding options and stock rights covering Common Stock, if any, exercisable by such owner within 60 days after March 29, 2016, but no exercise of outstanding options or stock rights covering Common Stock held by any other person.

(2)	According to a Schedule 13G/A filed with the SEC on January 8, 2016 by BlackRock, Inc., reporting beneficial ownership for itself and BlackRock (Luxembourg) S.A., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC (collectively “BlackRock”), BlackRock reported having sole voting power over 3,593,236 shares and sole dispositive power over 3,662,994 shares. BlackRock is located at 55 East 52nd Street, New York, New York 10022.

(3)	According to a Schedule 13G/A filed with the SEC on February 16, 2016, Capital Research Global Investors, a division of Capital Research and Management Company (“Capital Research”), reported beneficial ownership of an aggregate of 3,087,953 shares. Capital Research indicated that it maintains sole voting power and sole dispositive power over these 3,087,953 shares. Capital Research is located at 333 South Hope Street, Los Angeles, CA 90071.

(4)	According to a Schedule 13G/A filed with the SEC on February 11, 2016, The Vanguard Group, for itself and Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (collectively, “Vanguard”), reported beneficial ownership of an aggregate of 2,313,120 shares, including sole voting power over 38,621 shares, sole

4   Chart Industries, Inc. | 2016 Proxy Statement

dispositive power over 2,273,699 shares, shared voting power over 3,000 shares, and shared dispositive power over 39,421 shares. In its Schedule 13G/A, Vanguard further specified that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are wholly-owned subsidiaries of The Vanguard Group, Inc. and are beneficial owners of 36,421 shares and 5,200 shares, respectively. Vanguard is located at 100 Vanguard Blvd., Malvern, PA 19355.

(5)	According to a Schedule 13G filed with the SEC on February 4, 2016, Pzena Investment Management, LLC (“Pzena Investment”) reported beneficial ownership of an aggregate of 1,608,879 shares. Pzena Investment indicated that it maintains sole voting power over 1,441,129 shares and sole dispositive power over 1,608,879 shares. Pzena Investment is located at 320 Park Avenue, 8th Floor, New York, NY 10022.

(6)	According to a Schedule 13G/A filed with the SEC on January 28, 2016, Millennium Management LLC, for itself and Integrated Core Strategies (US) LLC, Integrated Assets, Ltd., Millennium International Management LP, Millennium International Management GP LLC and Israel A. Englander (collectively, “Millennium”), reported beneficial ownership of an aggregate of 1,535,437 shares, including shared voting power and shared dispositive power over these 1,535,437 shares. In the 13G/A filing, Integrated Core Strategies (US) LLC further specified that it is the beneficial owner of 1,372,653 shares and Integrated Assets, Ltd. is the beneficial owner of 162,784 shares. Millennium International Management LP is the investment manager to Integrated Assets, Ltd., and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Ltd., Millennium International Management GP LLC is the general partner of Millennium International Management LP and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Ltd. Millennium Management LLC is the general partner of the managing member of Integrated Core Strategies (US) LLC and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC. Millennium Management LLC is also the general partner of the 100% shareholder of Integrated Assets, Ltd. and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Ltd. Israel A. Englander is the managing member of Millennium International Management GP and Millennium Management LLC and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC and Integrated Assets, Ltd. Millennium is located at 666 Fifth Avenue, New York, NY 10103.

(7)	According to a Schedule 13G filed with the SEC on February 12, 2016, T. Rowe Price Associates, Inc. (“T. Rowe Price”) reported beneficial ownership of an aggregate of 1,532,470 shares. T. Rowe Price indicated that it maintains sole voting power over 280,700 shares and sole dispositive power over 1,532,470 shares. T. Rowe Price is located at 100 E. Pratt Street, Baltimore, MD 21202.

(8)	Mr. Thomas is a director and executive officer of the Company. Shares beneficially owned by Mr. Thomas include 227,100 shares which he has the right to acquire within 60 days of March 29, 2016 through the exercise of stock options, 28,275 shares which are owned by his spouse and 184,020 shares held by separate trusts for the benefit of Mr. Thomas’s family.

(9)	Mr. Biehl is an executive officer of the Company. Shares beneficially owned by Mr. Biehl include 20,535 shares which he has the right to acquire within 60 days of March 29, 2016 through the exercise of stock options, 15,500 shares held by Mr. Biehl’s spouse in a family trust, and 1,225 shares that will vest on Mr. Biehl’s retirement pursuant to leveraged restricted share unit agreements. Mr. Biehl is retiring from the Company effective April 15, 2016.

(10)	Mr. Klaben is an executive officer of the Company. Shares beneficially owned by Mr. Klaben include 26,238 shares which he has the right to acquire within 60 days of March 29, 2016 through the exercise of stock options.

(11)	Mr. Webster is an executive officer of the Company. Shares beneficially owned by Mr. Webster include 7,645 shares which he has the right to acquire within 60 days of March 29, 2016 through the exercise of stock options.

(12)	Mr. Brown is a director of the Company. Shares beneficially owned by Mr. Brown include 5,442 shares which have been deferred.

(13)	Mr. Goodrich is a director of the Company.

(14)	Mr. Keating is a director of the Company. Shares beneficially owned by Mr. Keating include 5,479 shares which have been deferred.

Chart Industries, Inc. | 2016 Proxy Statement   5

(15)	Mr. Krablin is a director of the Company. Shares beneficially owned by Mr. Krablin include 8,871 shares which have been deferred.

(16)	Mr. Press is a director of the Company.

(17)	Ms. Spomer is a director of the Company. Shares beneficially owned by Ms. Spomer include 4,725 shares which have been deferred.

(18)	Mr. Williams is a director of the Company.

(19)	The number of shares shown as beneficially owned by the Company’s directors and executive officers as a group includes 282,743 shares which the Company’s directors and executive officers as a group have the right to acquire within 60 days of March 29, 2016.

* Less than 1%.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Nominations and Corporate Governance Committee (“NCGC”), the Board nominated seven current directors to stand for reelection. One of our long-serving directors, Mr. Michael Press, will retire from the Board as of the 2016 Annual Meeting. The Company is grateful for Mr. Press’s many years of service and for the valuable contributions he made to our Board. The size of the Board, which is currently set at eight, will be reduced to seven as of the 2016 Annual Meeting. Each director elected at the 2016 Annual Meeting will serve a one year term expiring at the 2017 Annual Meeting. Each of the seven director nominees has indicated his or her willingness to serve if elected. However, if any of the nominees should become unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary.

The information below provides each nominee’s name, age as of March 29, 2016, and existing position with the Company, as well as the skills, attributes and experience of the nominees that led the Board, and the NCGC, to determine it appropriate to nominate these directors for reelection.

Our Board of Directors unanimously recommends a vote FOR the election of each of the following nominees for director:

SAMUEL F. THOMAS Age: 64 Director Since: 2003 Chairman of the Board

Mr. Thomas was elected to the Board of Directors and became the Company’s CEO and President in 2003, and he assumed the role of Chairman of our Board in 2007. Prior to joining the Company, Mr. Thomas was Executive Vice President of Global Consumables at ESAB Holdings Ltd., a provider of welding consumables and equipment. In addition to his most recent position at ESAB, Mr. Thomas was responsible for ESAB N. America during his employment at ESAB Holdings Ltd. Prior to joining ESAB in February 1999, Mr. Thomas was Vice President of Friction Products for Federal Mogul, Inc. Prior to its acquisition by Federal Mogul in 1998, Mr. Thomas was employed by T&N plc from 1976 to 1998, where he served from 1991 as chief executive of several global operating divisions, including industrial sealing, camshafts and friction products. Mr. Thomas has also served as a director of Lumentum Holdings, Inc. since July 2015.

In light of our business and structure, the Board nominated Mr. Thomas to serve on our Board of Directors for the following reasons. We have significant operations in the industrial gas, energy, and biomedical industries. Mr. Thomas has extensive executive-level experience in our industries as well as in manufacturing, sales and marketing and operations. In his capacity as our President and CEO, he has gained invaluable experience and familiarity with our day-to-day operations. We also have a substantial international presence and Mr. Thomas has significant international experience gained while with ESAB Holdings Ltd. and T&N plc. This breadth of business experience demonstrates his leadership skills and success in areas of importance to us and the Board believes that Mr. Thomas’ service will enhance the knowledge of the Board.

Chart Industries, Inc. | 2016 Proxy Statement   7

Proposal 1 - Election of Directors

W. DOUGLAS BROWN Age: 70 Director Since: 2008 Committee Memberships: • Compensation (Chair) • Nominations and Corporate Governance

Mr. Brown served as Vice President, General Counsel and Secretary at Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, performance materials and equipment and services, from 1999 until his retirement in 2007. Prior to that, Mr. Brown held General Counsel and various administrative positions with Air Products and its affiliates, including engineering, construction and energy-related businesses, from 1975.

In light of our business and structure, the Board nominated Mr. Brown to serve on our Board of Directors for the following reasons. Mr. Brown has a great deal of experience in the industrial gas industry, a significant industry for our Company, through his decades of experience in the industry and service of Air Products. Further, as former General Counsel of Air Products, Mr. Brown brings substantial legal, corporate governance and international experience to the Board. Mr. Brown also has relevant engineering, biomedical, construction and energy industry experience. The Board believes that Mr. Brown’s service will enhance the knowledge of the Board and provide useful insights to management.

RICHARD E. GOODRICH Age: 72 Director Since: 2006 Committee Memberships: • Audit • Compensation

Mr. Goodrich is a retired Executive Vice President and Chief Financial Officer of Chicago Bridge & Iron Company N.V. (“CB&I”), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, Mr. Goodrich served as Executive Vice President and Chief Financial Officer of CB&I from 2001 to 2005, and until June 2006, as acting Chief Financial Officer. Mr. Goodrich has also served as a director of Thermon Group Holdings, Inc. since April 2010.

In light of our business and structure, the Board nominated Mr. Goodrich to serve on our Board of Directors for the following reasons. Mr. Goodrich brings significant financial and strategic expertise to the Board, having previously served as the Chief Financial Officer of CB&I, a publicly traded company. Our Board has determined that Mr. Goodrich qualifies as a “financial expert,” as such term is defined in Item 407 (d)(5)(ii) of Regulation S-K. Further, his background at CB&I included decades of engineering, procurement and construction, energy industry, corporate development and international experience, which are important to us. The Board believes that Mr. Goodrich’s service will enhance the knowledge of the Board and provide useful insights to management.

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Proposal 1 - Election of Directors

TERRENCE J. KEATING Age: 66 Director Since: 2014 Committee Memberships: • Audit • Nominations and Corporate Governance

Mr. Keating was Chairman of Accuride Corporation, a manufacturer and supplier of commercial vehicle components, from January 2007 until December 2008. He initially was elected as a director of Accuride in May 2002. Mr. Keating served as Chief Executive Officer of Accuride from May 2002 to October 2007 and was President of Accuride from May 2002 to January 2006. Prior to that, Mr. Keating held various executive and management positions at Accuride and other manufacturers in the commercial vehicle and other industries. Mr. Keating is also a board member of Dana Holding Corporation.

In light of our business and structure, the Board nominated Mr. Keating to serve on our Board of Directors for the following reasons. Mr. Keating’s background as a former Chairman and Chief Executive Officer of a public company in the commercial vehicle market provides the Board the valuable perspective of a seasoned executive with extensive knowledge of business operations in the vehicle equipment and automotive market, which are important to the Company. Mr. Keating also has experience leading public company operations and overseeing financial reporting, which will enhance the knowledge of the Board and provide useful insights to management.

STEVEN W. KRABLIN Age: 65 Director Since: 2006 Lead Independent Director Committee Memberships: • Audit (Chair) • Compensation

Mr. Krablin has been a private investor for the last five years and prior to his employment with T-3 Energy Services, Inc. (“T-3”). At T-3, an oilfield services company that manufactured products used in the drilling, production and transportation of oil and gas, Mr. Krablin served as President, Chief Executive Officer and Chairman of the Board from March 2009 until the sale of T-3 in January 2011. From January 1996 until his retirement in April 2005, Mr. Krablin served as Senior Vice President and Chief Financial Officer of National Oilwell Varco Inc. or its predecessors, a manufacturer and distributor of oil and gas drilling equipment and related services and products. Mr. Krablin also serves as a director of Hornbeck Offshore Services, Inc., Precision Drilling Corporation, and Penn Virginia Corporation.

In light of our business and structure, the Board nominated Mr. Krablin to serve on our Board of Directors for the following reasons. Mr. Krablin offers significant strategic and financial experience, having served as the Chief Executive Officer, Chief Financial Officer, and a director of public companies. Our Board has determined that Mr. Krablin qualifies as a “financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. He has extensive experience in the energy and manufacturing industries in which we are heavily involved. Mr. Krablin also has international, corporate development, operations and sales and marketing experience, all of which are important to us. The Board believes that Mr. Krablin’s experience will enhance the knowledge of the Board and provide useful insights to management.

Chart Industries, Inc. | 2016 Proxy Statement   9

Proposal 1 - Election of Directors

ELIZABETH G. SPOMER Age: 58 Director Since: 2014 Committee Memberships: • Nominations and Corporate Governance

Ms. Spomer has served as Executive Vice President of Veresen Inc. (“Veresen”) and as President and Chief Executive Officer of Jordan Cove LNG LLC, a wholly owned subsidiary of Veresen, since October 2014. Veresen is an energy infrastructure and operations company with a focus on developing North American natural gas infrastructure. Prior to joining Veresen, Ms. Spomer was Senior Vice President, Global Business Development since 2012 for BG Group plc, a multinational energy company engaged in the exploration, development and production of natural gas and oil. Ms. Spomer joined BG Group in 2002, as Chief Executive Officer of BG LNG Services and, from 2004 to 2011, Ms. Spomer served as Senior Vice President, Business Development - Americas and Global LNG Region. Prior to joining BG Group, Ms. Spomer was employed from 1998 by BP plc, a multinational energy company with integrated operations in the oil and gas industry, most recently as Vice President of Asia Pacific Global LNG. Prior to that, Ms. Spomer was with Amoco Production Company, a global chemical and oil company, before it merged with BP plc, and she worked with other energy companies in various management positions earlier in her career.

In light of our business and structure, the Board nominated Ms. Spomer to serve on our Board of Directors for the following reasons. Ms. Spomer has over 25 years of experience in international exploration, development and production of natural gas and oil. She has held senior and executive-level positions throughout her career, both in BG Group and earlier at BP and Amoco. As a multinational manufacturer with significant focus on LNG applications, we will benefit substantially from Ms. Spomer’s international background and LNG experience. The Board believes that Ms. Spomer’s experience will enhance the knowledge of the Board and provide useful insights to management.

THOMAS L. WILLIAMS Age: 57 Director Since: 2008 Committee Memberships: • Nominations and Corporate Governance (Chair) • Compensation

Mr. Williams was elected Chairman of the Board of Parker Hannifin Corporation (“Parker
Hannifin”), a manufacturer of motion and control technologies, in January 2016 and has served as director and Chief Executive Officer of Parker Hannifin since February 2015. From 2008 to
February 2015, Mr. Williams served as Executive Vice President and Operating Officer of Parker
Hannifin. Mr. Williams joined Parker Hannifin in 2003 as Vice President Operations - Hydraulics
Group and became President - Instrumentation Group in 2005 and Senior Vice President -
Operating Officer in 2006. Prior to joining Parker Hannifin, Mr. Williams was employed by
General Electric Company for 22 years, where he held various executive operating positions for four different business groups: GE Capital, Aviation, Lighting and Transportation.

In light of our business and structure, the Board nominated Mr. Williams to serve on our Board of
Directors for the following reasons. Mr. Williams has over 30 years of international operations and manufacturing experience, including through substantial service in executive-level positions, at
Parker Hannifin and General Electric. As a multinational manufacturer, we benefit substantially from Mr. Williams’s background in this area. Mr. Williams also has experience as a Chief
Executive Officer of a publicly traded company, as well as sales, marketing and corporate development experience, all of which are important to us. The Board believes that Mr. Williams’s experience will enhance the knowledge of the Board and provide useful insights to management.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

Our President and Chief Executive Officer (“CEO”), Mr. Thomas, also serves as Chairman of our Board of Directors. The independent directors of the NCGC conduct annual assessments of the Company’s corporate governance structures and processes and the NCGC regularly considers and is open to different Board leadership structures as circumstances may warrant. At present, the Board continues to believe that the current arrangement, a combined Chairman and CEO who works in conjunction with a Lead Independent Director, is the appropriate leadership structure for our organization. Our corporate governance structure enables strong leadership, creates clear accountability, and enhances the Company’s ability to communicate its strategy and message clearly and consistently to stockholders, customers, suppliers, employees, and other constituencies.

Having served as Chairman of the Board, CEO and President since March 2007, Mr. Thomas is an experienced leader with extensive knowledge of the industries we serve. Mr. Thomas’s specific experience and expertise allows him to identify day-to-day issues and opportunities, focus the independent directors’ attention on the matters of greatest importance to the Company and its stockholders, and ensure alignment between the Company’s long-term strategic goals and its operational execution. The Board of Directors believes that the Company and its stockholders are best served by Mr. Thomas in the roles of both Chairman and CEO, and that this consolidated leadership is effectively balanced by the oversight of the Lead Independent Director and our otherwise completely independent Board.

Lead Independent Director. The Board recognizes the importance of independent oversight of the CEO and management. The NCGC conducts an annual review of the responsibilities of the Lead Independent Director to ensure these responsibilities enhance the ability of the Lead Independent Director to work collaboratively with the CEO and management while also providing strong independent oversight and outside expertise.

Our previous Lead Independent Director, Mr. Press, stepped down from this position in June 2015, and will retire and conclude his service on our Board of Directors upon the completion of his annual term at the Company’s 2016 Annual Meeting of Stockholders. In selecting the new Lead Independent Director, the Board considered feedback from Mr. Press, the other independent directors, and the Chairman, and unanimously approved Mr. Krablin as the Company’s new Lead Independent Director. As Lead Independent Director, Mr. Krablin’s duties include, among other matters: (1) leading the Board’s executive sessions and those meetings of the Board at which the Chairman is not present; (2) coordinating the activities of independent directors; (3) liaising between Mr. Thomas and the other independent directors; and (4) receiving and managing communications from stockholders addressed to non-management directors. Our Lead Independent Director is also in communication with senior management on matters of Board-level importance to our Company.

Board’s Role in Risk Oversight

Our management team is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, is responsible for the oversight of material risk management. In its risk oversight role, the Board reviews significant individual matters, as well as risk management processes designed and implemented by management with respect to risk generally. The Board has designated the Audit Committee as the Board committee with general risk oversight responsibility. The Audit Committee has quarterly discussions with management about the Company’s major risk exposures, those processes management has implemented to monitor and control those exposures, and broader risk categories, including risk assessment and risk management policies. Management provides quarterly reports to the Audit Committee regarding areas of material risk to the Company, which include operational, financial, legal, regulatory, strategic, and reputational risks. Additionally, members of our senior corporate management and the senior executives of our business units regularly attend Board meetings, and are available to address Board inquiries on risk oversight matters generally or on individual matters of significance to the Company. Separate and apart from quarterly risk reviews and other communications between senior executives and the Board, many actions that potentially

Chart Industries, Inc. | 2016 Proxy Statement   11

present a higher risk profile, such as acquisitions, material changes to our capital structure, or significant investments, require review or approval by the Board or its committees as a matter of oversight and corporate governance.

Corporate Governance Guidelines

The Board, directly and through its committees, continuously monitors emerging best practices in corporate governance and has adopted Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines can be found online at www.chartindustries.com by clicking on the link for Investors. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125. The Company’s Corporate Governance Guidelines have evolved over time, as customary practice and legal requirements change, or as our Board deems appropriate from time to time.

Majority Voting Policy. In December 2013, the Board approved and adopted changes to the Guidelines to implement a majority voting policy in uncontested director elections. Our Corporate Governance Guidelines now require that a director nominee in an uncontested election who does not receive the affirmative vote of a majority of votes cast submit an offer of resignation to the NCGC. Voter abstentions and broker non-votes are not considered votes cast for this purpose and thus are not counted as either votes “for” or “withheld” from a director’s election. An “uncontested election” is an election in which the number of director nominees does not exceed the number of directors to be elected at that meeting.

Director nominees who fail to receive the affirmative vote of a majority of votes cast in an uncontested election must promptly tender an offer of resignation for consideration by the NCGC or, in limited circumstances, the Board, in accordance with the Corporate Governance Guidelines. The NCGC will review the resignation and make a recommendation to the Board on whether it should accept or reject such offer. A director nominee who tenders resignation pursuant to this policy will not participate in the NCGC review, or the Board consideration of whether to accept or reject his or her resignation. The NCGC and the Board will take into account the facts and circumstances they deem appropriate in considering such offer of resignation, including those written in our Guidelines. Thereafter, the Board will make and publicly disclose its decision to accept or reject an offer of resignation submitted pursuant to this policy within 90 days following certification of the applicable election results. If an offer of resignation pursuant to this policy is rejected, the Board will disclose publicly its reasons for rejecting the offer.

Executive Compensation Clawback Policy. Effective January 1, 2015, our Compensation Committee adopted an executive compensation clawback policy. For information about the Company’s clawback policy, turn to “Other Compensation Policies” on page 32.

Director Independence

The Company’s Corporate Governance Guidelines and the NASDAQ listing standards provide that at least a majority of the members of the Board of Directors must be independent, or free of any material relationship with the Company, other than his or her relationship as a director or Board Committee member. A director is not independent if he or she fails to satisfy the standards for independence under the NASDAQ listing standards, the rules of the SEC, or any other applicable laws, rules and regulations.

The Board of Directors conducts an annual review of our directors’ independence. In this review, the Board considers transactions, relationships and arrangements between the Company and each director or immediate family member of the director. The Board also considers transactions, relationships and arrangements between Company senior management and each director or immediate family member of the director. In February 2016, the Board of Directors performed its director independence review for 2016.

As a result of this review, the Board determined that all of our non-management director nominees are independent and satisfy NASDAQ independence requirements. The Board also determined that current director Mr. Michael Press, who will retire from our Board of Directors as of the 2016 Annual Meeting, is independent. Mr. Thomas is not considered independent because of his position as President and CEO of the Company.

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In the course of determining the independence of Mr. Williams, the Board specifically considered his position as the Chairman and CEO of Parker Hannifin. From time to time, in the ordinary course of business, the Company makes sales to, or purchases from, Parker Hannifin. These amounts are, and have historically been, de minimis. The Board does not believe this relationship impairs the independence of Mr. Williams, or that Mr. Williams has any material interest in any transaction between the Company and Parker Hannifin.

Board Meetings

There were eight meetings of the Board of Directors during the fiscal year ended December 31, 2015. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period he or she served as a director and (2) the total number of meetings held by committees of the Board on which he or she served. Board members are expected to attend our Annual Meeting of Stockholders, and all members attended the 2015 Annual Meeting. In fiscal year 2015, five of the eight meetings of the Board of Directors were regular meetings and there were six executive sessions. Executive sessions are are presided over by the Lead Independent Director and are generally held in connection with each regularly scheduled Board meeting.

Committees of the Board of Directors

The Board has three standing committees that conduct regular business: the Audit Committee; the Compensation Committee; and the Nominations and Corporate Governance Committee. In addition to its standing committees, the Board maintains a Special Stock Plan Committee. The Compensation Committee delegated limited authority to the Special Stock Plan Committee to grant certain equity awards under the Chart Industries, Inc. 2009 Amended and Restated Omnibus Equity Plan (the “Omnibus Equity Plan”) to key employees other than executive officers and our business group presidents. The Special Stock Plan Committee is described in more detail on page 16.

The Board of Directors may change committee membership from time to time on the recommendation of the NCGC. Changes to committee composition and structure last occurred in early 2016, when Mr. Williams was added to the NCGC in February 2016 and succeeded Mr. Press as Chair of the NCGC in April 2016. Further changes are anticipated to committee membership going forward, following Mr. Press’s retirement from the Board in May 2016.

Nominations and Corporate Governance Committee

Current Members	Met four times in fiscal year 2015
Thomas L. Williams (Chair)
W. Douglas Brown
Terrence J. Keating
Michael W. Press
Elizabeth G. Spomer

Independence. The NCGC is composed entirely of directors who meet the independence requirements under the NASDAQ standards and the rules of the SEC.

Primary Responsibilities. The NCGC is responsible for, among other things: (1) developing, recommending and reviewing the adequacy of the corporate governance principles applicable to us; (2) developing and recommending to the Board of Directors compensation for Board members; (3) consulting with our Audit Committee and the Board of Directors regarding the adoption of codes of conduct applicable to all employees and directors when required by the rules of NASDAQ and adopting procedures for monitoring and enforcing compliance with such codes of conduct; (4) reviewing our compliance with state and federal corporate governance laws and regulations and with the NASDAQ corporate governance listing requirements; (5) making recommendations to the Board of Directors regarding the size and composition of the Board of Directors; (6) establishing criteria for the selection of new directors to serve on the Board of Directors and reviewing the appropriate skills and characteristics required of directors; (7) identifying, screening and recommending nominees to be proposed by us for election as directors at the Annual Meeting of

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Stockholders, or to fill vacancies; (8) considering and reviewing the qualifications of any nominations of director candidates validly made by stockholders; (9) reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee; and (10) establishing criteria for, overseeing the process for, and leading the annual performance self-evaluation of the Board of Directors and each committee.

Charter. The NCGC is governed by the NCGC Charter, adopted by the Board of Directors. A copy of the Committee Charter can be found online at www.chartindustries.com by clicking on the link for Investors. You also can obtain a printed copy of the NCGC Charter, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

Audit Committee

Current Members	Met six times in fiscal year 2015
Steven W. Krablin (Chair)
Richard E. Goodrich
Terrence J. Keating
Michael W. Press

Independence and Financial Expertise. Our Board has determined that each of Messrs. Goodrich, Keating, Krablin and Press satisfies the current independence standards of NASDAQ and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Board of Directors has determined that each of Messrs. Goodrich and Krablin qualifies as an Audit Committee “financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K and that all members of the Audit Committee satisfy the NASDAQ financial knowledge and sophistication requirements. Our Board’s determination that Messrs. Goodrich and Krablin qualify as Audit Committee “financial experts” does not reflect a determination that any other member of the Audit Committee does not so qualify.

Primary Responsibilities. The Audit Committee is responsible for, among other things: (1) appointing, retaining, compensating, evaluating and terminating our independent registered public accounting firm and approving in advance any audit or non-audit engagement or relationship between us and such auditor; (2) approving the overall scope of the audit; (3) assisting the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the independent registered public accounting firm’s performance, and our internal audit function and our compliance with legal and regulatory requirements; (4) annually reviewing the independent registered public accounting firm’s report describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or regulatory review of the independent registered public accounting firm; (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm; (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; (7) discussing with management the Company’s major risk exposures and processes to monitor and control those exposures, including risk assessment and risk management policies; (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm; (9) reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response; (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm; (11) annually reviewing the adequacy of the Audit Committee’s written charter; (12) reviewing with management any legal matters that may have a material impact on us and our financial statements; (13) reviewing the operation of the internal audit function including the quality and adequacy of internal controls and significant reports to management; and (14) reporting regularly to the full Board of Directors.

Charter. The Audit Committee is governed by the Audit Committee Charter, adopted by the Board of Directors. A copy of the Committee Charter can be found online at www.chartindustries.com by clicking on the link for Investors. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

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Compensation Committee
Current Members	Met six times in fiscal year 2015
W. Douglas Brown (Chair)
Richard E. Goodrich
Steven W. Krablin
Thomas L. Williams

Independence. The Compensation Committee is composed entirely of directors who meet the independence requirements under the NASDAQ standards and the rules of the SEC.

Primary Responsibilities. The Compensation Committee is responsible for, among other things: (1) reviewing key employee compensation policies, plans and programs; (2) reviewing and approving the compensation of our chief executive officer and other executive officers; (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers; (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters; (5) administration of stock plans and other incentive compensation plans; (6) overseeing compliance with any applicable compensation reporting requirements of the SEC; (7) approving the appointment and removal of trustees and investment managers for pension fund assets; (8) retaining consultants to advise the committee on executive compensation practices and policies; (9) establishing and periodically reviewing succession plans for our executive officers and others; and (10) handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

To further assist it in carrying out its responsibilities, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent, nationally recognized, compensation consulting firm, to assist in evaluating our executive compensation structure and expenses. The Compensation Committee may change its compensation consultant from time to time in its sole discretion. Prior to engaging Meridian to provide consulting services for 2016, the Compensation Committee considered Meridian’s representations demonstrating its independence under applicable NASDAQ standards and concluded Meridian was independent.

In 2015, Meridian’s duties and responsibilities included:

•	Providing information and advice relative to base salary, annual incentive compensation targets, and long-term incentive compensation award decisions for executive officers;

•	Providing information and advice on the selection of companies and groups of companies against which to benchmark executive compensation;

•	Providing information on compensation paid by peer companies and companies in broader industry groups to their executive officers;

•	Providing information and advice regarding market practices as to various executive compensation arrangements;

•	Evaluating the competitiveness of the total direct compensation of the Company’s executive officers and other executives and each of its individual components, including base salary, annual bonus and long-term incentive awards;

•	Advising the Compensation Committee on alternative structures, forms of compensation, performance measures and allocation considerations;

•	Providing information and advice about changes in executive compensation practices, trends and regulation; and

•	Providing information and advice on director compensation to the NCGC.

Charter. The Compensation Committee is governed by the Compensation Committee Charter, adopted by the Board of Directors. A copy of the Committee Charter can be found at www.chartindustries.com by clicking on the link

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for Investors. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

Special Stock Plan Committee. In October 2012, the Board established the Special Stock Plan Committee of the Board of Directors. The Special Stock Plan Committee consists of two members: Samuel F. Thomas and W. Douglas Brown. The Special Stock Plan Committee was created to provide the Compensation Committee with the ability to delegate authority to grant a limited quantity of equity awards under the Omnibus Equity Plan to key employees other than our executive officers and business group presidents. The Special Stock Plan Committee does not hold regularly scheduled meetings. The Committee takes action as necessary to fulfill its purpose of allowing the Company to provide limited equity awards to employees under parameters preapproved by the Compensation Committee, without the time and expense incurred when the Compensation Committee approves individual awards.

Role of Executive Officers in Compensation Decisions

Our CEO makes compensation recommendations to the Compensation Committee, including recommendations of salary adjustments, if any, annual cash incentives, and long-term and short-term awards. The CEO’s recommendations are based on his annual review of the performance of the other executive officers and data provided by the compensation consultant concerning compensation practices among the Company’s peer and broader industry groups. The Compensation Committee considers the CEO’s recommendations when making executive compensation decisions, but the Committee retains full discretion to set all compensation for our executive officers.

CEO Succession Planning

We have a succession planning process in place in the event it becomes necessary to replace our CEO. Our Compensation Committee periodically reviews and is responsible for the management, oversight, and monitoring of our succession planning process. We believe that having a succession planning process in place is fundamental to a comprehensive program of good corporate governance.

Board Succession Planning and Selection and Nomination of Directors

New director nominees may be identified to the NCGC by professional search firms. Prospective director nominees are also identified through contacts of the members of the Board of Directors or members of senior management, or through recommendations of potential candidates by stockholders, employees, or others. Once a prospective director nominee has been identified, the NCGC uses both the information provided to it, and information gathered through its own inquiries, to make an initial determination regarding the suitability and qualifications of the proposed candidate. In selecting new directors of the Company, consideration is given to individual director candidates’ personal qualities and abilities, the Board members’ collective skills and aptitudes for conducting oversight of the Company and management, and duties imposed by law and regulation. Important factors include:

•	Each director must, as determined by the Board, be qualified to perform duties of a director in accordance with the Delaware General Corporation Law as evidenced by the director’s experience, accomplishments, skills and integrity;

•	Directors must be persons possessing the highest personal values and integrity;

•	Directors must be able to perform their duties in the best interests of the Company and its stockholders, without conflicts of interest;

•	Ensuring that the Company complies with all legal and regulatory requirements concerning the independence and composition of the Audit, Nominations and Corporate Governance, Compensation, and any other committees of the Board, subject to any exemptions provided by the Listing Standards of the NASDAQ;

•

Collectively, Board members will bring to the Company a broad range of complementary skills (such as an understanding of finance, manufacturing, operations, strategy and development, industrial gas, biomedical and energy markets, sales and marketing, and experience in public company governance and international

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business), educational and professional expertise, industry and regulatory knowledge, and diversity of perspectives to build a capable, responsive, and effective Board; and

•	Directors will have experience in policy-making levels of business and must have an aptitude for evaluating business matters and making practical and mature judgments.

Directors must have time available to devote to Board activities, and the ability to work collegially with other Board members. In determining whether to recommend a director for re-election, the NCGC also considers a director’s past attendance at meetings and participation in and contribution to the activities of the Board of Directors. At all times, at least one member of the Board must meet the definition of “financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, and serve on the Company’s Audit Committee.

The NCGC considers all of the foregoing factors, among others, in identifying director candidates. The Company does not have a policy that requires us to consider the impact of any one factor by itself. In considering whether to recommend any candidate, including candidates recommended by stockholders, the NCGC applies the factors set forth in our Corporate Governance Guidelines and the NCGC Charter, which provide that diversity should be considered in the director identification and nomination process. The Committee seeks nominees with a diversity of experience, professions, skills, gender, race, geographic representation and backgrounds that collectively will build a capable, responsive and effective Board that is prepared to address the Company’s strategic oversight and governance challenges. Although the NCGC does not assign specific weight to particular factors, any qualified nominee should have a core skill set that enables the nominee to serve the Company well as a director. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities.

The NCGC will use the above enumerated factors to consider potential candidates regardless of the source of the recommendation. Stockholder recommendations for director nominations may be submitted to the Company pursuant to the requirements described below in “Stockholder Communications with the Board.” Stockholder recommendations for director nominations will be forwarded to the NCGC for consideration, provided such recommendations are accompanied by sufficient information to permit the NCGC to evaluate the qualifications and experience of a nominee. See the “Stockholder Communications with the Board” section for more information about our advance notice requirements for stockholder nominations of director candidates.

Stockholder Communications with the Board

Stockholders may communicate concerns directly to the entire Board, or specifically to non-management directors of the Board. These communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125. The status of outstanding concerns is reported on a quarterly basis to the Chairman or Lead Independent Director, depending on to whom the concern was directed. Mr. Krablin has been designated as the Lead Independent Director.

Stockholder recommendations for director nominations will be forwarded to the NCGC to evaluate the qualifications and experience of the nominees. To be in proper written form, a stockholder’s notice proposing nominations of persons for election to the Board of Directors must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series and number of all shares of stock of the Company which are owned by the proposed nominee;

•	the name of each nominee holder of shares owned beneficially but not of record by the proposed nominee and the number of shares of stock held by each such nominee holder;

•

whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the proposed nominee with respect to the stock of the Company and whether any other agreement, arrangement or understanding (including

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any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the proposed nominee, the effect or intent of any of the foregoing being to mitigate loss to, or manage risk of stock price changes for, the proposed nominee or to increase the voting power or pecuniary or economic interest of the proposed nominee with respect to the stock of the Company;

•	the written consent of each proposed nominee to being named as a nominee and to serve as a director if elected;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated under the Exchange Act; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination is made:

¡	the name and record address of such stockholder;

¡	the class, series and number of all shares of stock of the Company which are owned by such stockholder and any beneficial owner;

¡	the name of each nominee holder of shares owned beneficially but not of record by such stockholder and the number of shares of stock held by each such nominee holder;

¡	whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder or such beneficial owner with respect to the stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder or beneficial owner, the effect or intent of any of the foregoing being to mitigate loss to, or manage risk of stock price changes for, such stockholder or beneficial owner or to increase the voting power or pecuniary or economic interest of such stockholder or beneficial owner with respect to the stock of the Company;

¡	a description of all agreements, arrangements, or understandings between such stockholder and any beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination is made by such stockholder and any material interest of such stockholder or beneficial owner in such nomination, including any anticipated benefit to the stockholder or beneficial owner therefrom;

¡	a representation that such stockholder will provide the Company in writing the information required above as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly announced;

¡	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

¡	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act.

In connection with the nomination of potential directors, the advance notice requirements described above are designed to ensure that all relevant information about proposed director nominees and the proponent of any director nominee is made available for consideration by stockholders, our Board of Directors, and the members of the NCGC.

Our By-Laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting or at such other time as specified in our By-Laws. Our By-Laws also specify requirements as to the form and content of a stockholder’s notice. You can obtain a printed copy of our By-Laws, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

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Code of Ethical Business Conduct and Officer Code of Ethics

The Board has adopted our Code of Ethical Business Conduct and our Officer Code of Ethics, each of which are available online at www.chartindustries.com by clicking on the link for Investors. You also can obtain a printed copy of these documents, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

To enhance employee awareness of our Code of Ethical Business Conduct, we conduct periodic ethics and compliance training for all of our employees to provide them with the knowledge necessary to maintain our high standards of ethics and compliance. The Board has also designated Ethics Representatives and a Chief Compliance Officer for ethics to assist in the administration of, and to encourage adherence with, our Code of Ethical Business Conduct.

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COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement prepared in connection with its 2016 Annual Meeting of Stockholders.

Compensation Committee

W. Douglas Brown, Chairman

Richard E. Goodrich

Steven W. Krablin

Thomas L. Williams

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

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EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This executive summary provides an overview of our business performance in 2015, highlights the key components and structure of our executive compensation program, and discusses the principles underlying our compensation policies and procedures. The executive summary also addresses other matters we believe explain and demonstrate our performance-based compensation philosophy. Our “named executive officers” (“NEOs”) for fiscal 2015 are listed under “Elements of Compensation — Base Salary” below. The executive summary should be read together with the full discussion and analysis that follows.

Executive Summary

Fiscal 2015 Business Performance Highlights.

Operating Performance. The macroeconomic environment in the energy industry, one of the key industries we serve, continued to deteriorate as the precipitous decline in oil and gas prices that began in 2014 continued through 2015. Low energy prices blunted industry growth, which resulted in weaker than anticipated demand for our natural gas processing and liquefied natural gas (“LNG”) technology and equipment. Additionally, weakness in China, the strength of the U.S. dollar and negative currency impact dampened our sales and gross profit margins in 2015. In response to these and other challenges throughout the year, the Company took decisive action to reduce controllable costs and restructure and reduce the Company’s operational footprint. Our cost-cutting measures totaled approximately $60 million in annualized savings and included a 21% reduction in headcount since the end of 2014. Despite facing ongoing headwinds, Chart delivered strong free cash flow, a strong balance sheet and excellent liquidity for the year ended December 31, 2015, with significant accomplishments including:

•	Sales of $1.04 billion in a difficult environment.

•	We ended fiscal 2015 with $123 million in cash and cash equivalents and $421 million in available liquidity, with no borrowings on our senior secured credit facility.

•	Our operating cash flow was robust at $102 million.

•	Aggressive cost-cutting measures were continued with a 21% reduction in headcount.

Strategic Initiatives. Despite the previous year’s economic headwinds, which we expect will continue while oil prices remain depressed, Chart enters 2016 well positioned to capitalize on future opportunities. In 2015 we continued to pursue our overall strategic plan while rationalizing our business to align with an environment of depressed demand for our energy-related products and weakness in the Chinese industrial economy. For example:

•	Acquisition of Thermax, Inc. We completed the acquisition of Thermax on July 1, 2015. Thermax operates as part of our Distribution & Storage (“D&S”) business and is a leading provider of cryogenic fluid vaporizers for industrial gas, petro-chemical, and LNG applications. Thermax has an international presence that includes business in the United Kingdom, China, and Indonesia, and a product portfolio that spans a broad set of ambient and powered vaporizer solutions. With the addition of Thermax’s product portfolio, we now have a comprehensive portfolio of vaporizers to complement our D&S storage equipment and system solution product offerings. We are already realizing synergies of the Thermax acquisition, as demonstrated by a recent multi-million dollar order for vaporizers destined for an LNG import terminal in India.

•

Continued investment in organic growth. The investments we have made in recent years to diversify our product portfolio and revenue streams are paying off in the form of new opportunities to apply our heat transfer, low temperature storage and gas processing expertise. Investment in research and development has

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resulted in our ability to offer a broad range of products and solutions to the U.S. hydrogen economy, the craft beer industry, the life sciences industry, and water and wastewater treatment plants, among others.

•	Decisive cost-cutting and business rationalization. Chart was presented with challenges in 2015, but we ably responded with cost-cutting and measures to improve operational efficiency. As a result, we continued to generate significant positive cash flow despite the current macroeconomic environment and down business cycle. Further, while we stand ready to initiate additional actions as needed, we also expect that our flexible, low-cost operating structure and organic earnings will provide us substantial free cash flow and liquidity to easily adapt to growth as demand recovers.

Fiscal 2015 Executive Compensation Highlights.

Pay for Performance. While we took substantial cost-cutting measures to right size our business in the face of falling demand as the price of oil collapsed, our performance in 2015 overall fell short of internal expectations. As a result, each NEO’s total reported pay in the 2015 Summary Compensation Table was lower than his total reported compensation for 2014. Total fiscal 2015 compensation for our NEOs is shown in the Summary Compensation Table on page 34. Consistent with the performance-based philosophy that is the basis of our compensation program, the Company’s 2015 financial performance directly impacted NEO compensation decisions and pay outcomes. The direct impact and alignment of compensation with Company performance is evidenced in part by the following:

•	Substantially reduced total compensation for our NEOs year-over-year. As reported in the Summary Compensation Table, 2015 total compensation for our CEO, Chief Financial Officer (“CFO”), General Counsel and Chief Accounting Officer dropped 26%, 20%, 17% and 17% respectively, from 2014 levels.

•	NEOs received no bonuses for 2015. Under our 2015 short-term cash incentive compensation program, annual cash incentive awards were targeted based on rigorous financial performance levels, with threshold performance targets set at a midpoint of acceptable performance. The Company did not meet the rigorous performance levels set by the Compensation Committee. Accordingly, NEOs received no annual incentive bonus for 2015.

•	NEOs received no base salary increases. NEO base salaries were frozen in 2015, which is a reflection of the median pay levels of the Company’s compensation peer group, and the Compensation Committee’s assessment of various quantitative and qualitative factors, including the Company’s overall financial performance.

•	2013 leveraged restricted share unit awards vested at minimum levels, well below target values. Leveraged restricted share unit (“LRSU”) awards granted in 2013 for the three-year performance period 2013–2015, vested at the minimum level of 50% of target. Payouts at the minimum levels were the result of a decline in our stock price over the performance period. The table below illustrates the difference between the actual value of the award received and the grant date fair value at each of the target and maximum levels at the time of grant, as reported in the Summary Compensation Table. As the table below illustrates, the 2013 LRSU awards paid out to NEOs at 11% of the reported target value at the time grant.

2013 LRSU Award
	Reported Grant Date Fair Value at Target		Grant Date Fair Value at Maximum		Value of Actual Award at Vesting

	Target (#)	Amount ($)	Maximum (#)	Amount ($)	Award (#)	Amount ($)	% of Target Value
Samuel F. Thomas	11,650	$935,961	17,475	$1,403,942	5,825	$104,617	11%

Michael F. Biehl	2,870	230,576	4,305	345,864	1,435	25,773	11%

Matthew J. Klaben	1,670	134,168	2,505	201,252	835	14,997	11%

Kenneth J. Webster	780	62,665	1,170	93,998	390	7,004	11%

•

2013 performance share unit awards vested at target levels, but well below target values. Performance share unit (“PSU”) awards granted in 2013 for the three-year performance period 2013–2015, vested at target

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share numbers. Performance was based on the relative growth of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Payouts at target reflect our earnings growth relative to peers over the 2013–2015 performance period. The table below illustrates the difference between the actual value of the award received at vesting and the grant date fair value at each of the target and maximum levels at the time of grant, as reported in the Summary Compensation Table. As the table below illustrates, the 2013 PSU awards paid out to NEOs at 26% of the reported target value at the time of grant.

2013 PSU Award
	Reported Grant Date Fair Value at Target		Grant Date Fair Value at Maximum		Value of Actual Award at Vesting

	Target (#)	Amount ($)	Maximum (#)	Amount ($)	Award (#)	Amount ($)	% of Target Value
Samuel F. Thomas	9,980	$680,736	19,960	$1,361,472	9,980	$177,145	26%

Michael F. Biehl	2,460	167,797	4,920	335,593	2,460	43,665	26%

Matthew J. Klaben	1,430	97,540	2,860	195,081	1,430	25,383	26%

Kenneth J. Webster	670	45,701	1,340	91,401	670	11,893	26%

•	Options align NEO compensation with stock price performance. A significant portion of NEOs’ long-term incentive compensation is comprised of stock options that vest ratably over four years after the grant date. Stock options granted to our NEOs in 2013, 2014 and 2015 are all underwater, with strike prices of $68.21, $93.34 and $34.27, respectively.

Our Compensation Committee believes the decrease in year-over-year total compensation for NEOs in 2015, as well as the decline in realized value of our short- and long-term incentive awards relative to their intended values when granted, demonstrates the fundamental linkage in our executive compensation program between compensation and performance. The graphic below illustrates this linkage as well for our CEO in 2015. This chart illustrates the relationship between CEO target pay, pay reported in the Summary Compensation Table and the pay actually realized by our CEO in 2015.

2015 CEO Target, Reported and Realized Pay*

(1)	Target Pay of $3,729,168 includes target annual cash incentive and, as reported in the Summary Compensation Table, base salary, the grant date fair value of long-term equity compensation, and the amount reported in the “All Other Compensation” column.

(2)	Reported Pay of $2,954,168 includes, as reported in the Summary Compensation Table, actual annual cash incentive earned, base salary, the grant date fair value of long-term equity compensation, and the amount reported in the “All Other Compensation” column.

(3)	Realized Pay of $1,530,010 includes the value realized upon the vesting of stock awards or exercise of any stock options in 2015, and, as reported in the Summary Compensation Table, base salary, actual annual cash incentive earned, and the amount reported in the “All Other Compensation” column.

* We provide this alternative view of compensation paid to the CEO as a supplement to, not a substitute for, the Summary Compensation Table. This presentation of realized compensation illustrates the actual compensation earned or received by our CEO in 2015, including the value of long-term equity incentive compensation awards received for the 2012–2014 performance period.

Chart Industries, Inc. | 2016 Proxy Statement   23

Elements of Compensation and Recent Changes. Changes to the Company’s compensation program for the 2015 fiscal year serve to further link executive compensation to the achievement of the Company’s operational and financial goals. Structural changes to our executive compensation program in 2015 included:

•	Restricted share unit awards. In lieu of LRSU awards, in 2015 NEOs received restricted share unit (“RSU”) awards. RSUs were granted in 2015 to provide a meaningful retention feature in our long-term incentive program that, as discussed above, has in recent years not provided the intended retention value as Company performance has declined. These awards provide important retention benefits compared to awards that vest based on stock price, which can be impacted by factors outside of executives’ control.

•	Performance share unit award metric change. PSU awards granted in 2015 will vest based on a metric of absolute return on capital, rather than a measure of relative EBITDA used for PSU awards granted in 2014. Measuring return on investment, in the form of return on capital, measures on an absolute basis financial performance that aligns more closely with strong Company financial performance, rather than relative performance. This ties incentives to long-term value creation and rewards focus on the balance sheet as well as the income statement.

Overall, target long-term equity incentive awards comprise a similar portion of each NEO’s total compensation package for 2015 as it did for 2014. The value of our executives’ 2015 long-term equity incentive (“LTI”) compensation largely depends on stockholder returns and business performance over time. In 2015, our NEOs received options, with value contingent on stock price performance; RSUs, with value contingent on continued employment and stock price performance; and performance units, with value contingent on the Company’s absolute return on average capital. Consistent with market practices, a substantial portion of each NEO’s total compensation for 2015 was based on the value of our Company’s stock, resulting in strong alignment of NEO compensation with stockholder interest.

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Review of 2015 Say on Pay Advisory Vote

At our 2015 Annual Meeting, our stockholders had the opportunity to provide an advisory vote on the compensation paid to our executive officers, or a “say on pay” vote. Approximately 98% of the total shares represented at the 2015 Annual Meeting were cast in favor of the compensation provided to our executive officers. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support of our approach to executive compensation and did not believe it necessary to make material changes to our executive compensation program for 2015 and 2016 specifically in response to the advisory vote.

Compensation Overview

Our compensation program seeks to align executive officer compensation with stockholder value creation by both tying compensation to the achievement of measurable operational and long-term strategic business performance objectives, and incentivizing executives’ multi-year retention. As discussed above, in “Fiscal 2015 Executive Compensation Highlights,” this year the Compensation Committee replaced LRSUs with RSUs as a component of the Company’s long-term equity incentive award program. RSU awards provide important retention benefits compared to awards based on stock price alone, which can be impacted by factors outside of executives’ control. With the exception of base salary, the value of each component of the 2015 executive compensation program is tied to Company performance, stock price appreciation, or both.

2015 Executive Compensation Program
Component	Description	Fixed or Variable Based on Performance	Primary Value to Stockholder
BASE SALARY	Fixed pay reflecting internal role and competitiveness.	Fixed	Competitive compensation compared to market/retention.

SHORT-TERM INCENTIVE	Annual cash incentive compensation based on meeting pre-approved performance targets.	Variable/Performance-based. Earned only to the extent performance metrics are met.	Motivates executives to drive annual results that positively impact profitability and working capital.

LONG-TERM INCENTIVES

▪ Stock Options	Right to purchase shares at the closing price on the date of award after the vesting period.	Variable/Performance-based. Valuable to extent stock price increases from the grant date.	Aligns executive compensation with long-term stockholder value creation.

▪ Performance Units	Stock awards that vest if Company meets pre-approved absolute return on average capital targets.	Variable/Performance-based. Earned to the extent performance metrics are met.	Aligns executive compensation with stockholder value creation over 3- year period.

▪ Restricted Share Units	Stock awards that vest ratably based on continuous service over a 3-year period.	Variable/Performance-based. Value dependent on the value of stock at the time of vesting.	Aligns executive compensation with stockholder value creation over 3- year period, plus embedded retention feature associated with vesting over 3-year period.

Compensation Philosophy

Our philosophy and strategy is to provide performance-based, market-driven compensation to attract and retain the talent needed to implement and achieve the Company’s operational and financial goals. Our program is designed to align the interests of our NEOs with the interests of stockholders by promoting executive accountability and rewarding performance that advances Chart’s short- and long-term success. A significant portion of our NEOs’ total compensation is tied to the achievement of key quantitative financial performance measures, such as combined business unit operating performance (in the case of our short-term cash incentive compensation), and absolute long-term stock price appreciation and return on investment (in the case of our LTI awards).

Chart Industries, Inc. | 2016 Proxy Statement   25

While compensation will vary relative to the achievement of objective financial performance metrics, compensation will also vary relative to subjective factors considered in setting executive compensation, including the individual’s role, responsibilities, performance, skills, and contributions to the Company and stockholder value. We believe that providing competitive, market-driven compensation is critical to attracting and retaining a high performing workforce. We evaluate each NEO’s target total compensation, and each individual component of NEO compensation, relative to market data from executives in similar positions from similarly sized companies (based on revenue), which operate in similar industries. This allows the Committee to assess whether our executives’ compensation is competitive with median and appropriately aligned with our performance relative to market counterparts.

The Compensation Committee is responsible for overseeing the structural design and administration of our executive compensation program. The Committee believes that our program, while performance-based, is also appropriately structured to mitigate the undertaking of undue risks. Our program is structured so that the cash incentive component is the shorter-term component of a total compensation package that is balanced by longer-term equity components. The Committee also retains discretion to reduce short-term cash incentive compensation in the event of an unanticipated or unearned outcome, which ensures that the Committee maintains appropriate control over our shorter-term performance-based compensation. Our long-term equity compensation is comprised of several different types of awards that are designed to align the interests of our executives with the long-term interests of our stockholders and the overall success of our Company, while providing sufficient retention benefits for our NEOs in times of market volatility. The Committee believes that granting different types of equity awards works to limit potential risks associated with the concentration of awards of any one particular type. The Committee retains discretion to make adjustments in calculating Company performance under our performance-based equity awards, in particular under our LRSU and PSU awards. In general, under our LRSU and PSU awards, the Committee may make adjustments for extraordinary, unusual or non-recurring events affecting the Company or a peer group company’s performance, to ensure that the performance-based equity awards are functioning appropriately to motivate and reward long-term growth and stockholder value. In addition, in 2015, the Committee adopted a clawback policy, which allows recoupment of incentive awards if our financial results are not properly reported and must be restated. For more information about our clawback policy, see the discussion on page 32.

Our compensation philosophy and strategy are evaluated by the Committee on a regular basis and no material changes were made in 2015.

Benchmarking Methodology

Our executive compensation is benchmarked to be competitive with median based on the market data from a comparator group of companies. The Compensation Committee uses benchmarking to assess the competitiveness of our executives’ compensation relative to counterparts in similar companies and to evaluate the appropriateness of our compensation philosophy and strategy. However, benchmarking is not the sole factor considered when the Committee sets compensation. The Committee’s final decisions on compensation take into consideration various other factors, including a mix of subjective factors, as described above. In consultation with Meridian, the Committee used the following methodology to develop our 2015 comparator group:

•	Participation in the 2014 Equilar Executive Compensation Survey database; and

•	Revenue between $500 million and $3 billion, with median revenues of $1.6 billion.

Chart competes for talent in a cross-section of sectors, industries and regions. Accordingly, our “Compensation Peer Group” for 2015 reflects companies from a cross-section of sectors, industries and regions. The Compensation Peer Group is predominantly comprised of industrial and manufacturing companies, but also contains some commercial and service firms as well. Specifically excluded from this process are industries with unique or non-comparable pay practices believed to be distinctly different from the industries that Chart operates in, such as banking and financial services. See Appendix A for the complete list of the companies comprising our Compensation Peer Group. The yearly selection of a comparator group is intended to ensure that the data used for benchmarking executive compensation remains robust and flexible, so as to provide relevant, meaningful data as the Company and its market counterparts continue to grow and change. To account for the Company’s size relative to the comparator group, the comparator group data is regressed to provide data points indicative of a company with similar revenues to Chart.

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Data from the Compensation Peer Group, along with broader market compensation surveys, aided the Compensation Committee in determining appropriate base salaries, short- and long-term incentives, and executive target total compensation.

2015 Compensation Decisions

Overall, the Company’s performance-based, market-driven philosophy continued to drive adjustments to our executives’ compensation in 2015. As part of its annual process for determining executive compensation, in consultation with Meridian, the Compensation Committee evaluated and approved each component of our NEOs’ total target compensation (base salary, annual short-term incentive cash target opportunity and LTI target value). The Committee reviewed and considered Compensation Peer Group data presented at the 25th, median, and 75th percentiles for target total compensation as well as each component of compensation. As described in “Compensation Philosophy” above, when determining executive compensation the Compensation Committee also took into consideration various objective and subjective performance factors, including Company performance, combined business unit operating performance, stockholder value, and each individual’s responsibilities, skills and contributions to the Company. As described under “Corporate Governance and Related Matters — Role of Executive Officers in Compensation Decisions,” when establishing target compensation for our other executives, the Committee also considers the recommendations and input of our CEO. In analyzing the compensation structure in 2015 and setting compensation for 2016, the Compensation Committee also considered:

•	the experience of its members;

•	prevailing economic conditions and the historical success of the compensation structure in achieving the objectives of the Company’s compensation programs;

•	the advantages and disadvantages of our performance-based compensation philosophy and whether that philosophy encourages executive officers to take undue risk in order to meet compensation targets; and

•	the input of Meridian.

As a result of the Committee evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the median reference point provided in the market data for our Compensation Peer Group.

For further discussion of the Compensation Committee’s engagement of Meridian, see “Corporate Governance and Related Matters — Information Regarding Meetings and Committees of the Board of Directors — Compensation Committee” above.

Elements of Compensation

In line with our compensation philosophy, the Compensation Committee has designed our compensation program to align executive officer compensation with stockholder value creation by tying compensation to the achievement of measurable operational and long-term strategic business performance objectives, and incentivizing executives’ multi-year retention. The Compensation Committee determined the appropriate mix and level of short- and long-term incentive compensation using the methodology described above in “2015 Compensation Decisions.” As illustrated in the chart below, the overall mix of our 2015 compensation consisted of base salary, short-term annual cash incentive bonus (shown at target), and long-term incentives.

Chart Industries, Inc. | 2016 Proxy Statement   27

2015 NEO Target Pay Mix*

*	Target pay mix is shown as a percentage of each NEO’s target total compensation. This chart is not intended to replace the more detailed compensation information provided in the Summary Compensation Table and throughout the Compensation Discussion and Analysis.

Base Salary. Base salary is a component of fixed compensation that is reviewed annually and adjusted if and when appropriate. Our NEOs’ base salaries are assessed by the Compensation Committee generally before or during the early part of the fiscal year for which the base salary will be effective. The Compensation Committee is responsible for setting the base salary of the CEO, and the Committee has sole discretion regarding approval or adjustment of any recommendation provided by the CEO with respect to any salary increase given to the other NEOs. In assessing our CEO’s base salary for 2015, as described in “Compensation Decisions” above, the Committee considered a blend of objective and subjective factors. The objective factors considered by the Committee included Company performance and the competitiveness of the CEO’s salary relative to a competitive range of base salaries, as established using market data from our Compensation Peer Group. The subjective factors considered by the Committee included: the CEO’s experience; his contributions to Chart’s financial performance and positioning; and, his leadership, effort, and responsibilities in executing Chart’s short- and long-term strategic goals. Base salary decisions with respect to our other NEOs are approved by the Committee upon recommendation of the CEO. In making his recommendations to the Committee, the CEO considered a similar mix of objective and subjective factors, including: Company financial performance; the competitiveness of each executive’s compensation relative to a competitive range of base salaries, as established using the market data from our Compensation Peer Group; and each executive’s individual experience, responsibilities, and contributions.

Our NEOs’ current 2015 and 2014 base salaries are listed below. The Compensation Committee determined that there would be no changes to our NEOs’ base salaries for 2015. This decision was made in connection with the Company’s performance in 2014, the macroeconomic uncertainty expected to continue into 2015, and also in light of the Committee’s evaluation of the various subjective factors described above. Based on market data from our Compensation Peer Group, the Committee also considered a range of base salaries competitive with median for each NEO. NEO base salaries may vary above or below median based on the subjective, executive-specific factors the Committee took into consideration when determining to make adjustments to base salary in previous years.

Named Executive Officers	Position	2015 Salary	2014 Salary
Samuel F. Thomas	Chief Executive Officer	$775,000	$775,000
Michael F. Biehl	Executive Vice President and Chief Financial Officer	420,000	420,000
Matthew J. Klaben	Vice President, General Counsel and Secretary	345,000	345,000
Kenneth J. Webster	Vice President, Chief Accounting Officer and Controller	260,000	260,000

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Annual Cash Incentive Award. Annual short-term incentive awards are earned and payable pursuant to the Chart Industries, Inc. Cash Incentive Plan (the “Cash Incentive Plan”). The Cash Incentive Plan is further described on page 40. In 2015, our NEOs were eligible to earn annual cash incentive bonuses based on the Company’s achievement of specific, pre-determined, financial performance goals. Consistent with our performance-based compensation philosophy, short-term incentive compensation is a key component of NEOs’ total compensation package. Depending on the extent to which we achieve our annual financial performance goals, our NEOs’ cash incentive awards can represent a significant portion of each executives’ total compensation.

For fiscal year 2015, the Compensation Committee set each executive officer’s target incentive bonus opportunity, expressed as a percentage of base salary (the “Base Target”), the performance measures, and performance levels. Each executive officer may earn up to 150% of his Base Target, depending on the level of attained performance against each performance measure. No incentive award is paid if threshold performance is not achieved. The table below shows the weight of each performance measure and the threshold, target and maximum performance levels for each performance measure for 2015.

Performance Measure	Threshold	Target	Maximum
Operating Income (weight 65%)	$98.4 million	$131.2 million	$150.9 million
Net Income (weight 15%)	$56.8 million	$75.8 million	$87.2 million
Working Capital (weight 20%)	24.9%	22.7%	N/A

The performance levels for working capital permit awards to be paid in excess of target, proportionate to the extent that operating income performance exceeded target performance. The working capital component measures the Company’s net working capital use-efficiency determined relative to the Company’s rolling average sales. The Compensation Committee selected the foregoing performance measures because these measures are believed to be meaningful drivers of stockholder value. The Compensation Committee set rigorous financial performance levels for the Company in 2015, with threshold performance targets set at a midpoint of what was considered acceptable performance when the targets were set. When measured against the performance levels set above, the Company’s adjusted actual performance did not meet threshold performance targets set by the Compensation Committee for 2015. Accordingly, no payouts were made to our NEOs for 2015. As discussed above, our performance reflects challenges we faced in 2015, including the decline in energy prices, downturn in Chinese demand, the impact of the stronger dollar and a negative currency impact generally.

In years when the Committee does approve an annual incentive award to NEOs, the Committee retains discretion to reduce these awards in the event of an unanticipated or unearned outcome. The Committee may also adjust actual results to exclude unusual items in accordance with the terms of the Cash Incentive Plan, which allows for adjustments for events that may occur during the performance period, including: (i) asset gains or losses; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; and, (v) any extraordinary, unusual, non-recurring or non-cash items.

The following table summarizes the cash incentive payout opportunities available for each executive officer upon satisfaction of the threshold, target, and maximum performance levels, as well as the actual annual cash incentive payments for fiscal 2015.

	Annual Incentive Threshold(x)		Annual Incentive Target		Annual Incentive Maximum		Actual 2015 Annual Incentive Payout

	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)
Samuel F. Thomas	0%	$—	100%	$775,000	150%	$1,162,500	0%	$—
Michael F. Biehl	0%	—	70%	294,000	105%	441,000	0%	—
Matthew J. Klaben	0%	—	60%	207,000	90%	310,500	0%	—
Kenneth J. Webster	0%	—	50%	130,000	75%	195,000	0%	—

(x)	No payout will be made for performance below threshold performance levels. Awards are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum performance levels.

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In February 2016, our Compensation Committee elected to make several changes to the structure of our short-term cash incentive award program for NEOs’ 2016 compensation. For 2016, consolidated operating income and working capital remain performance metrics and net income was replaced with strategic and operational excellence objectives. The requirements for the new strategic and operational excellence metrics will be determined each year by the CEO and the Compensation Committee. The 2016 program also adjusts payouts at threshold performance levels to 50%, compared to 0% payout at threshold performance under the 2015 program, and adjusts payouts at maximum performance levels to 165% of target, up from 150% of target. The addition of the strategic and operational excellence metric is intended to motivate our NEOs to drive annual results that align with the Company’s strategic operational goals and allows the Committee to reward NEOs for certain qualitative factors contributing toward our business goals.

The short-term annual incentive program in 2016 includes a pool funding performance objective based on operating income performance that must be satisfied before any awards can be made pursuant to the metrics described above. This structure is intended to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code.

Long-Term Equity Incentive Compensation. The third primary component of Chart’s executive compensation program is long-term equity incentive awards. Equity-based compensation is an important component of our overall compensation strategy. The Compensation Committee uses LTI compensation to attract and retain executive talent, and to align the interests of our executives with the interests of our stockholders. LTI awards are designed to motivate NEOs to assist the Company both in achieving a high level of long-term performance and in creating stockholder value, while also discouraging the undertaking of undue short-term risks. This goal has become increasingly important to the Committee as we continue to analyze and address fundamental changes in the industries we serve and their effect on our performance and stock price.

The Compensation Committee monitors and evaluates the performance of LTI awards against the Committee’s overall compensation philosophy, and to determine whether LTI awards are effectively serving Chart’s long-term compensation goals and aligning NEO compensation with stockholder interests.

In 2015 our NEOs received LTI awards comprised of stock options, restricted share units and performance share units. Consistent with its goal of providing competitive market-based compensation, the Company’s target total compensation mix approximates median in the overall mix of LTI and short-term cash compensation. The Committee made awards with target LTI compensation levels approximating percentages of each NEO’s base salary as follows: (i) Mr. Thomas, 323% (no change from 2014); (ii) Mr. Biehl, 160% (up from 150% in 2014); (iii) Mr. Klaben, 115% (up from 105% in 2014); and (iv) Mr. Webster, 65% (no change from 2014). The target value of each NEO’s 2015 LTI awards is shown in the table below.

	2015 Base Salary($)	Target LTI Value as % of Base Salary	Target LTI Value($)
Samuel F. Thomas	$775,000	323%	$2,503,250
Michael F. Biehl	420,000	160%	672,000
Matthew J. Klaben	345,000	115%	396,750
Kenneth J. Webster	260,000	65%	169,000

In determining the number of stock options, RSUs, and PSUs to grant our executive officers in 2015, the Compensation Committee considered, among other matters, the advice of its compensation consultant, prevailing valuation methodologies, and the experience, performance and responsibilities of each executive officer. The target long-term incentive mix for NEOs in 2015 was 50% options, 30% RSUs and 20% PSUs.

Consistent with the process described in “Compensation Decisions” above, the Compensation Committee considered a mix of objective and subjective performance factors to determine the mix and target value of 2016 LTI compensation opportunities for our NEOs. The Committee considered input from Meridian, prevailing valuation methodologies, the expected value of the respective awards at varying grant levels, the competitiveness of the long-term compensation

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package at varying grant levels relative to market data from our Compensation Peer Group, the impact of changes in the stock price, as well as stockholder value, and individuals’ responsibilities, skills, pay history, and contributions to the Company.

The following paragraphs further describe the LTI compensation awarded to our executive officers under the Omnibus Equity Plan on January 2, 2015, for the stock options and RSUs, and on January 20, 2015, for the PSUs.

Stock Options. Stock option awards are made annually at the discretion of the Compensation Committee. Stock options vest ratably over a four-year period and expire ten years from the grant date, unless in either case the Compensation Committee determines otherwise. Continued service of the executive is required during the vesting period, except for in the case of death, disability or retirement.

In our 2015 fiscal year, we awarded the following number of non-qualified stock options to our NEOs at an exercise price of $34.27 per share: (i) Mr. Thomas, 58,630; (ii) Mr. Biehl, 15,740; (iii) Mr. Klaben, 9,290; and (iv) Mr. Webster, 3,950. For a description of grant date fair values related to stock options granted to our named executive officers in 2015, and related valuation assumptions, see note (2) to the 2015 Summary Compensation Table. The exercise price is the closing share price of our Common Stock on the date the options were granted.

Performance Share Units. PSU awards are granted at the discretion of the Compensation Committee and vest based on the attainment of objective, predefined financial performance goals over a three-year performance period. For each performance period the Committee establishes threshold, target, and maximum performance levels, together with corresponding payout amounts. Awards at the end of the three-year performance period are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum performance levels. Each earned performance unit represents the right to receive one share of our Common Stock.

For the 2015 fiscal year, we granted the following number of performance units to our NEOs (reflecting performance at 100% target): (i) Mr. Thomas, 11,510; (ii) Mr. Biehl, 3,090; (iii) Mr. Klaben, 1,820; and (iv) Mr. Webster, 770.

PSU awards are an important component of our long-term equity incentive awards because their value is not based on stock price alone. The 2015 PSU awards vest based on absolute return on average capital (“ROC”) over the three-year performance period. Given the recent volatility of the markets we serve, the Compensation Committee believes that ROC, rather than the relative EBITDA performance measure used in prior years, is a more effective incentive to promote stockholder value creation while providing meaningful incentives to our executives for achievement of good financial performance.

The PSUs granted in 2015 may be earned in a range between 50%, 100% and 200% of the number of target performance units granted to each NEO, based on whether our performance meets the minimum performance threshold, meets the 100% target, or meets or exceeds the maximum target level for the performance period, respectively. The threshold, target and maximum ROC performance metrics are 7.5%, 9.5% and 12.5%, respectively.

For a description of the grant date fair values related to performance units granted to our executive officers in 2015, as well as related valuation assumptions, see the 2015 Summary Compensation Table and note (1) to that table.

Restricted Share Units. In 2015, the Committee granted our named executive officers RSUs in lieu of LRSUs. Each restricted share unit represents the right to receive one share of the Company’s Common Stock, and the awards vest ratably based on continued service over three years, beginning on the first year anniversary of the grant date. RSUs were granted in 2015 to provide a meaningful retention feature in our long-term incentive program that, as discussed above, has in recent years not provided the intended retention value as Company performance has declined.

In 2015, the Compensation Committee approved grants of the following number of RSUs to NEOs: (i) Mr. Thomas, 17,270; (ii) Mr. Biehl, 4,630; (iii) Mr. Klaben, 2,730; and (iv) Mr. Webster, 1,160.

Deferred Compensation. The Company maintains the Chart Industries, Inc. Voluntary Deferred Income Plan (the “Deferred Income Plan”), which is intended to make our retirement plan benefits competitive relative to peers. The Deferred Income Plan provides benefits to certain of our management and highly compensated employees, including the Company’s NEOs, not otherwise available under our qualified 401(k) savings plan (the “Savings Plan”) due to statutory limitations. Pursuant to the Deferred Income Plan, participants may defer up to 100% of base salary and annual

Chart Industries, Inc. | 2016 Proxy Statement   31

bonus, and all participant deferrals are fully vested automatically. In addition, the Company makes profit-sharing contributions and provides matching on the amounts deferred, both of which are vested fully after five years of service by the participant.

In 2015, the Deferred Income Plan resulted in the following Company matching and profit sharing contributions for our executive officers: (i) Mr. Thomas, $84,236; (ii) Mr. Biehl, $20,504; (iii) Mr. Klaben, $15,753; and (iv) Mr. Webster, $2,448. Based on elections made by our executive officers for 2016, we expect that the Deferred Income Plan will result in the following Company matching and profit sharing contributions for our executive officers for 2016: (i) Mr. Thomas, $69,150; (ii) Mr. Biehl, $3,900; (iii) Mr. Klaben, $10,650; and (iv) Mr. Webster, $11,700. The amounts that the Company contributes to the Deferred Income Plan on behalf of the executive officers are equal to the amounts that would have been contributed to the executive officers’ accounts under the Company’s Savings Plan, based on their elections under the Savings Plan, but for certain regulations under the Internal Revenue Code that limit the amount that may be contributed to a tax-qualified plan in any one year. To the extent their contribution elections change under the Savings Plan or other circumstances change, the 2016 amounts may vary from the amounts presented above.

The terms of our Deferred Income Plan are described beginning on page 45 in the 2015 Nonqualified Deferred Compensation Table. All of our NEOs participate in the Deferred Income Plan as certain profit sharing contributions will accrue to each participant regardless of whether any compensation is actually deferred under the Deferred Income Plan.

Other Benefits and Perquisites. Executive officers are eligible to participate in all of our employee benefit plans, including our Savings Plan, and group health, life and disability insurance plans, on the same basis as those benefits are generally made available to all other employees of the Company. The sole perquisite we provide each executive officer is an automobile allowance.

Other Compensation Policies

Stock Ownership Guidelines. We maintain stock ownership guidelines for our senior executives as part of our executive compensation program. Ownership guidelines for our NEOs are intended to be administered and reviewed periodically by the Compensation Committee. The stock ownership level of our Common Stock for our CEO is a multiple of five times his base salary. The ownership guideline for our other executive officers is two times current base salary, and for our directors the multiple is four times their annual cash retainer. Executives who do not meet the guidelines are expected to satisfy them within five years, and directors are expected to meet the guidelines within four years of becoming a member of the Board. For more information regarding the stock ownership guidelines for our directors, turn to page 55. As of March 29, 2016, each NEO had satisfied our stock ownership guidelines and all of our directors meet or are on track to meet the ownership guidelines within 48 months of their tenure on our Board. Pursuant to the stock ownership guidelines, Mr. Webster is expected to meet the increased guidelines within five years of his promotion to CFO, effective April 15, 2016.

Clawback Policy. Effective January 1, 2015, our Compensation Committee adopted a Policy on Recoupment of Incentive Compensation, or a “clawback policy.” In general, the policy requires our NEOs and certain other executives to return annual or long-term incentive awards, the performance or amount of which is tied to a financial performance measurement, if Company financial results are subsequently restated. The policy requires the return of these awards or shares that exceed the amount that would have been received if the financial results had been properly reported.

Certain Transactions in Company Stock - Hedging and Pledging Activities. Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities, including any transaction involving a put, call or other option (other than an option granted by the Company) on Company securities. Directors, officers, and employees are specifically prohibited from selling Company securities that he or she does not own; i.e., he or she may not “sell short.” Furthermore, our Insider Trading Policy expressly prohibits our directors, officers and employees who are subject to trading windows under our Insider Trading Policy from holding Company securities in margin accounts or otherwise pledging Company securities as collateral for loans.

32   Chart Industries, Inc. | 2016 Proxy Statement

Effective February 2016, the Board approved an amendment to Chart’s Insider Trading Policy to solidify the Company’s prohibition against hedging activities. Although the Board had never done so, prior to the amendment the Board or a Committee of the Board had discretionary authority to pre-approve a hedging transaction that was otherwise prohibited under the policy. In February 2016, the Insider Trading Policy was amended to eliminate this discretionary authority regarding hedging transactions.

Cash Incentive Awards. In May 2014, stockholders approved adoption of the Chart Industries, Inc. Cash Incentive Plan (“Cash Incentive Plan”). The Cash Incentive Plan replaces the Chart Industries, Inc. 2009 Incentive Compensation Plan (“Incentive Compensation Plan”) for cash incentive compensation awards earned after 2014. For more information about our annual cash incentive awards, see the discussion beginning on page 29 in the section “Elements of Compensation — Annual Cash Incentive Award.”

Tax Considerations. Under the Internal Revenue Code, a public company is limited to a $1 million deduction for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer) who are employed at year-end. This limitation does not apply to compensation that meets the tax code requirements for qualifying performance-based compensation (compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). For 2015, the annual cash bonus opportunity as well as the award of stock options and performance units were designed to satisfy the requirements for deductible compensation. However, because of the uncertainties associated with the application and interpretation of Section 162(m) of the Internal Revenue Code and the associated regulations, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162 (m) will in fact be deductible. Although the Committee plans to continue taking actions intended to limit the impact of Section 162(m), the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent needed to compete successfully. Accordingly, the Committee is permitted to and will continue to exercise discretion in those instances where achieving the desired flexibility in the design and delivery of compensation will result in compensation that in certain cases is not deductible for federal income tax purposes.

Severance and Change in Control Payments. The Compensation Committee believes employment agreements assist the Company in attracting and retaining executive talent and that change in control provisions are appropriate to help ensure continuity of management during a potential change in control. In 2015, the Company was party to employment agreements with each of the NEOs, and each agreement contains a severance and change in control provision. More information about the NEOs’ employment agreements is provided in the section “Employment Agreements” on page 38, and in “Other Potential Post-Employment Payments” on page 47.

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2015 SUMMARY COMPENSATION TABLE

The following table and related notes and discussion are presented in accordance with SEC rules and summarize the compensation earned by each named executive officer for fiscal years 2013, 2014 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Samuel F. Thomas	2015	$775,000	—	$917,000	$1,116,315	$0	$145,853	$2,954,168
(Chairman, Chief Executive	2014	775,000	—	1,816,590	1,003,962	191,968	206,838	3,994,358
Officer & President)	2013	735,000	—	1,616,697	808,472	702,689	139,924	4,002,782

Michael F. Biehl*	2015	$420,000	—	$245,963	$299,690	$0	$81,517	$1,047,170
(Executive Vice President &	2014	420,000	—	457,919	252,675	72,824	108,982	1,312,400
Chief Financial Officer)	2013	395,000	—	398,372	199,315	251,757	90,029	1,334,473

Matthew J. Klaben	2015	$345,000	—	$144,972	$176,882	$0	$72,421	$739,275
(Vice President, General	2014	345,000	—	261,668	145,429	51,274	83,588	886,959
Counsel & Secretary)	2013	320,000	—	231,708	116,267	140,219	72,104	880,298

Kenneth J. Webster*	2015	$260,000	—	$61,506	$75,208	$0	$51,444	$448,158
(Vice President, Chief	2014	260,000	—	121,755	67,380	32,201	57,620	538,956
Accounting Officer & Controller)	2013	245,000	—	108,366	54,396	97,596	56,127	561,485
*	On February 24, 2016, Mr. Biehl announced his retirement from the Company, effective April 15, 2016. As disclosed in a Current Report on Form 8-K, filed March 21, 2016, Mr. Webster has been appointed to succeed Mr. Biehl as the Company’s Vice President and CFO, effective April 15, 2016.

(1)	Stock awards consist of PSU awards and LRSU awards (in 2013 and 2014) and PSU awards and RSU awards (in 2015). Each stock award is granted under our Omnibus Equity Plan, pursuant to Performance Unit, Leveraged Restricted Share Unit and Restricted Share Unit agreements, and each is subject to pre-determined performance requirements, transfer restrictions, and other restrictions, as specified in each such agreement. Each performance unit represents the right to receive one share and awards may be earned in the range of 50% to 200% of the award amount. The 2013 and 2014 PSU awards vest based on the Company’s earnings growth, as measured by EBITDA, relative to a peer group of companies. The 2015 PSU awards vest based on a measure of return on investment. The 2013 awards are measured over a performance period ending December 31, 2015 and vested on February 17, 2016 at 100%; the 2014 awards are measured over a performance period ending December 31, 2016; and the 2015 awards are measured over a performance period ending December 31, 2017. In 2013 and 2014, the Company granted LRSU awards, with each unit representing the right to receive one share. LRSUs may be earned in a range of 50% to 150% based on the Company’s absolute share price change as of the third anniversary of the date of grant. The 2013 LRSU awards vested on January 2, 2016 at 50%. The Company did not grant LRSUs in 2015 and instead granted RSUs that vest ratably over a three-year period from the date of grant.

The dollar values shown in the Stock Awards column above represent the aggregate grant date fair value of PSU and LRSU awards (for 2013 and 2014) and PSU and RSU awards (for 2015), as calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, “Compensation — Stock Compensation.” For the PSU awards, grant date fair value was calculated using the closing stock price on the date of grant ($68.21 for 2013, $93.34 for 2014 and $28.25 for 2015). Grant date fair value for RSU awards was calculated using the closing stock price on the date of grant ($34.27 for 2015). For the LRSU awards, grant date fair value per unit was calculated based on a Monte Carlo simulation model ($80.34 for 2013 and $106.90 for 2014). The grant date fair value of the PSU and the LRSU awards assumes that target performance is achieved and that vesting occurs at the 100% level. See the tables below for the awards’ grant date fair value if maximum performance levels are achieved, with PSU awards vesting at the 200% level, and LRSU awards vesting at the 150% level.

34   Chart Industries, Inc. | 2016 Proxy Statement

			Grant Date Fair Value at Maximum Performance Levels(x)
	Performance Units

	Grant Date	Number of Units
Samuel F. Thomas	1/20/2015	11,510	$650,315
	1/2/2014	8,330	1,555,044
	1/2/2013	9,980	1,361,472

Michael F. Biehl	1/20/2015	3,090	$174,585
	1/2/2014	2,100	392,028
	1/2/2013	2,460	335,593

Matthew J. Klaben	1/20/2015	1,820	$102,830
	1/2/2014	1,200	224,016
	1/2/2013	1,430	195,081

Kenneth J. Webster	1/20/2015	770	$43,505
	1/2/2014	560	104,541
	1/2/2013	670	91,401

	Leveraged Restricted Share Units		Grant Date Fair Value at Maximum Performance Levels(x)

	Grant Date	Number of Units
Samuel F. Thomas	1/2/2014	9,720	$1,558,602
	1/2/2013	11,650	1,403,942

Michael F. Biehl	1/2/2014	2,450	$392,858
	1/2/2013	2,870	345,864

Matthew J. Klaben	1/2/2014	1,400	$224,490
	1/2/2013	1,670	201,252

Kenneth J. Webster	1/2/2014	650	$104,228
	1/2/2013	780	93,998

(x)	100% of the 2013 PSU awards granted on January 2, 2013 vested on February 17, 2016 and 50% of the 2013 LRSUs granted on January 2, 2013 vested on January 2, 2016. PSU and LRSU awards vest based on the achievement of certain performance-based metrics. As such, the actual values of the awards at any point in time until the expiration of the relevant performance periods, as well as the ultimate value of the awards, may be greater (subject to the maximum values presented in this footnote) or less than the values presented in the Summary Compensation Table and related footnotes, based on the terms of the awards and performance at that time.

(2)	Stock option awards were granted pursuant to our Omnibus Equity Plan. The stock option awards become exercisable annually and ratably over four years after the date of grant. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” The following assumptions were used in calculating the amounts listed:

The fair value of the options granted on January 2, 2013 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 1.0 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 66.80 percent; and a weighted average expected life of 6.25 years for the options.

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The fair value of the options granted on January 2, 2014 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 1.0 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 63.73 percent; and a weighted average expected life of 6.25 years for the options.

The fair value of the options granted on January 2, 2015 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 1.70 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 61.54 percent; and a weighted average expected life of 5.60 years for the options.

(3)	Reflects amounts of non-equity incentive compensation earned under the Incentive Compensation Plan for 2013–2014. The Cash Incentive Plan covered incentive awards for the fiscal year 2015. Our Compensation Committee determined that (i) our financial performance for 2013 achieved a weighted level of 79.67% of our 2013 performance measures; (ii) our financial performance for 2014 achieved a weighted level of 24.77% of our 2014 performance measures; and (iii) our financial performance for 2015 did not achieve threshold 2015 performance measures.

(4)	All Other Compensation includes, for each NEO, the aggregate incremental actual cost to the Company for the benefit listed. The following table outlines those perquisites, other personal benefits and all other compensation received by each NEO.

	Year	Perquisites and Other Personal Benefits ($)(x)	Company Contributions to Benefit Plans ($)(y)	Total ($)
Samuel F. Thomas	2015	$12,000	$133,853	$145,853
	2014	12,000	194,838	206,838
	2013	12,000	127,924	139,924

Michael F. Biehl	2015	$12,000	$69,517	$81,517
	2014	12,000	96,982	108,982
	2013	12,000	78,029	90,029

Matthew J. Klaben	2015	$9,600	$62,821	$72,421
	2014	9,700	73,888	83,588
	2013	9,750	62,354	72,104

Kenneth J. Webster	2015	$9,600	$41,844	$51,444
	2014	9,700	47,920	57,620
	2013	9,750	46,377	56,127

(x)	In 2013, 2014, and 2015 each NEO received an automobile allowance. The 2013 and 2014 amounts also include a taxable fringe benefit of $150 (for 2013) and $100 (for 2014) for Messrs. Klaben and Webster.

(y)	Includes 401(k) plan matching and other contributions made by the Company for Messrs. Thomas, Biehl, Klaben and Webster. For Messrs. Thomas, Biehl, Klaben and Webster, respectively, the 2013 amounts include $82,088, $35,518, $17,686 and $4,485 in Company contributions under our Deferred Income Plan; the 2014 amounts include Company contributions under our Deferred Income Plan of $146,123, $49,411, $27,026 and $8,784; and the 2015 amounts include Company contributions under our Deferred Income Plan of $84,236, $20,504, $15,753 and $2,448. See the 2015 Nonqualified Deferred Compensation Table for more information about each NEOs’ Deferred Income Plan contributions.

36   Chart Industries, Inc. | 2016 Proxy Statement

2015 GRANTS OF PLAN-BASED AWARDS TABLE

The following table and related discussion summarizes grants of equity and non-equity incentive compensation awards provided to our named executive officers for our 2015 fiscal year, presented in accordance with SEC rules.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)

			Threshold ($)	Target ($ )	Maximum ($)	Threshold (#)		Maximum (#)
Name	Grant Date						Target (#)
Samuel F. Thomas	1/02/15	(3)								58,630	$34.27	$1,116,315
	1/02/15	(4)							17,270			591,843
	1/20/15	(5)				5,755	11,510	23,020				325,158
			—	$775,000	$1,162,500

Michael F. Biehl	1/02/15	(3)								15,740	$34.27	$299,690
	1/02/15	(4)							4,630			158,670
	1/20/15	(5)				1,545	3,090	6,180				87,293
			—	$294,000	$441,000

Matthew J. Klaben	1/02/15	(3)								9,290	$34.27	$176,882
	1/02/15	(4)							2,730			93,557
	1/20/15	(5)				910	1,820	3,640				51,415
			—	$207,000	$310,500

Kenneth J. Webster	1/02/15	(3)								3,950	$34.27	$75,208
	1/02/15	(4)							1,160			39,753
	1/20/15	(5)				385	770	1,540				21,753
			—	$130,000	$195,000

(1)	These columns show the potential payouts for each NEO based on performance goals set in the first quarter of 2015 under the Cash Incentive Plan for fiscal year 2015. Detail regarding the actual award payouts for 2015 under the Cash Incentive Plan is reported in the 2015 Summary Compensation Table and is included in the Compensation Discussion and Analysis above.

(2)	The values included in this column represent the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.”

(3)	Nonqualified stock options granted pursuant to the Omnibus Equity Plan. These options vest with respect to one-fourth the total number of common shares underlying the stock options on each of the first four anniversaries of the grant date.

(4)	RSU awards granted pursuant to the Omnibus Equity Plan. Detail regarding the RSU awards is reported in the 2015 Summary Compensation Table and is included in the Compensation Discussion and Analysis.

(5)	PSU awards granted pursuant to the Omnibus Equity Plan. Detail regarding the PSU awards is reported in the 2015 Summary Compensation Table and is included in the Compensation Discussion and Analysis.

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Employment Agreements

The Company is party to employment agreements with each NEO, effective February 26, 2008 (the “Employment Agreements”). The terms of the Employment Agreements are each materially consistent with one another and are summarized below. For more information on post-termination payments, including the treatment of long-term incentives upon a termination event, see page 47 for the section “Other Potential Post-Employment Payments.”

Term. The Employment Agreements provide for an initial two-year term of employment, which automatically renews for additional one-year periods. In the event of a change in control, the Employment Agreements provide for an automatic three-year extension of the employment term.

Base Salary and Benefits. During the employment term, the executive is entitled to receive at least the base salary as provided in the Employment Agreements, together with the right to participate in the Company’s employee benefit plans, including health, life, and disability insurance, retirement, deferred compensation and fringe benefits, as well as any incentive and equity compensation plans, in effect from time to time, on the same basis as such plans are made available to the Company’s other senior executives. Under the Employment Agreements, our executives are also entitled to receive a monthly automobile allowance. The monthly automobile allowances for 2015 were as follows: (i) Mr. Thomas, $1,000; (ii) Mr. Biehl, $1,000; (iii) Mr. Klaben, $800; and (iv) Mr. Webster, $800.

The 2015 base salaries for Messrs. Thomas, Biehl, Klaben and Webster are set forth above on page 28, in the section “Compensation Discussion and Analysis — Elements of Compensation — Base Salary.”

Annual Incentive Compensation. During the employment term, each executive is eligible to receive an annual bonus (an “Annual Bonus”) of up to one hundred fifty percent (150%) of a target amount designated for each executive, based upon a percentage of such executive’s annual base salary (the “Base Target”). The Employment Agreements do not guarantee executives’ receipt of Annual Bonuses. The Annual Bonus is earned based on the relative achievement of performance targets established by the Board, or a duly authorized committee thereof, no later than 90 days after the beginning of each fiscal year during the employment period. Annual Bonuses, if any, are payable within two and one-half months after the end of the applicable fiscal year. Annual Bonuses are subject to the terms of the Company’s Cash Incentive Plan, as may be amended from time to time.

In connection with the Compensation Committee’s annual evaluation of executive compensation, and in consideration of the recommendations of Meridian, each NEO’s Employment Agreement was amended effective January 1, 2014, to permit the Committee to adjust NEOs’ Base Targets without the need to amend each agreement going forward. As disclosed in a Current Report on Form 8-K, filed March 21, 2016, Mr. Webster’s Employment Agreement was amended most recently with changes taking effect April 15, 2016 to reflect modifications to his compensation package commensurate with his new role as Vice President & CFO including his increased base salary and Base Target for 2016.

The 2015 Base Targets for Messrs. Thomas, Biehl, Klaben and Webster are set forth above on page 29, in the section “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentive Award.”

Annual Bonuses may be payable to our executive officers following a Change in Control to the extent the Compensation Committee determines the performance criteria have been met. For more information about the Annual Bonus in the event of a Change in Control, see the discussion beginning on page 50, in the section “Other Potential Post-Employment Payments — Payments made upon Termination in Connection with Change in Control.”

Severance and Change in Control Provisions. The Employment Agreements include provisions regarding the payments and benefits to which an executive is entitled following an event of change in control. The benefits conferred in the current Employment Agreements range from one to three times the individual’s base salary plus target Annual Bonus, and other benefits, and are effective for termination of employment (including constructive termination) outside of the change in control context, and in the event of both a change in control and termination of employment (including a constructive termination) within two years following the change of control. Our severance provisions do not include excise tax gross-up provisions.

38   Chart Industries, Inc. | 2016 Proxy Statement

The Employment Agreements provide higher multiples of compensation upon separation following a change in control for the Chief Executive Officer and Chief Financial Officer only (three and two times base salary and target Annual Bonus for the CEO and CFO, respectively). Severance multiples for our other executive officers are one times base salary and target Annual Bonus. The Compensation Committee believes maintenance of change in control provisions helps ensure continuity of management during a potential change in control, and that providing enhanced benefits to the CEO and CFO provides sufficient protection for the Company in retaining its executive officers.

Payments in the change in control context are only triggered if both a change in control occurs and the executive officer is terminated, effectively terminated, or if actions are taken that materially and adversely affect the executive officer’s position or compensation (not including compensation reductions that affect substantially all of the Company senior executives). This is referred to as a “double trigger” change in control provision. For more information about the amounts payable upon a change in control and the other severance benefits to which our executive officers are entitled, turn to the “Other Potential Post-Employment Payments” section on page 47.

Under the Employment Agreements, a “Change in Control” occurs if there is:

•	a change in ownership of the Company by which any person, or more than one person acting as a group, acquires ownership of stock of the Company (or such an affiliate) constituting more than 50% of the total fair market value or total voting power of the Company’s outstanding Common Stock;

•	a change in effective control of the Company by which: (i) any one person, or more than one person acting as a group, acquires or has acquired during the most recent 12-month period ownership of stock of the Company possessing 30% or more total voting power of the Company’s outstanding Common Stock; or (ii) a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the appointment or election; or

•	a change in the ownership of a substantial portion of the assets of the Company by which any one person, or more than one person acting as a group, acquires assets from the Company that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company prior to such acquisition.

Restrictive Covenants that Apply During and After Termination of Employment. Under the Employment Agreements, each executive is required to comply with certain restrictive covenants during his employment term and for the following period following the date of termination: Mr. Thomas, 24 months (extended to 36 months if Change in Control severance is received); Mr. Biehl and Mr. Webster, upon Mr. Webster’s appointment as CFO effective April 15, 2016, 18 months (extended to 24 months if Change in Control severance is received); and all other executives, 12 months (in each case, the “Restricted Period”). During the Restricted Period, the executive shall not, whether on the executive’s own behalf or on behalf of or in conjunction with any person, directly or indirectly compete with the Company or solicit customers or employees of the Company. In addition, the executive may not disclose any confidential information about the Company during or at any time following the employment period.

Other Provisions. In connection with our initial public offering, consummated July 31, 2006, the Company entered into amended and restated management stockholder’s agreements, effective as of April 1, 2006, with certain members of management, including Messrs. Thomas, Biehl and Klaben.

Pursuant to and subject to the terms of the amended and restated management stockholder’s agreements, each of these executives has the opportunity to include in registered sales of our Common Stock (other than an initial public offering or relating to any employee benefit plan or corporate merger, acquisition or reorganization) and any shelf registration statement filed by us with respect to our Common Stock, all or any part of the “registrable securities” (as such term is defined in the amended and restated management stockholder’s agreements) then held by the executive. The Company will pay all expenses associated with an offering of such shares. Underwriting discounts will be shared proportionally.

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Equity and Incentive Compensation Plan Information

Chart Industries, Inc. Cash Incentive Plan. Cash bonuses payable to our NEOs for awards earned after 2014 are payable pursuant to performance measures set under the Chart Industries, Inc. Cash Incentive Plan, which was adopted by the Board of Directors and approved by our stockholders on May 22, 2014. The performance measures established for NEOs under the Cash Incentive Plan for fiscal year 2015 were operating income, net income, and working capital. The Compensation Committee selected these measures to align NEOs’ cash bonus measures to measures that are believed to be meaningful indications of our performance for our stockholders. Under these targets, NEOs are eligible to earn a cash incentive bonus for the fiscal year if performance exceeds threshold amounts in an amount up to a pre-determined percentage, ranging from 75% to 150% of the NEO’s base salary at maximum performance levels. Actual performance below the minimum performance threshold for a performance objective would result in no payment based on that objective. The Compensation Committee determined that our 2015 financial performance did not achieve the minimum threshold targets set for the 2015 performance measures. In light of this, NEOs received no annual bonus for the 2015 fiscal year performance period. The 2015 annual cash incentive program is further discussed on page 29. The zero-bonus payout to our NEOs for fiscal year 2015 is shown in the 2015 Summary Compensation Table under the caption “Non-Equity Incentive Plan Compensation.”

Under the Cash Incentive Plan a performance period may be a fiscal year or a multi-year cycle, as determined by the Compensation Committee. Performance objectives may be based on one or more of certain performance measures which may relate to us, one or more of our subsidiaries, our business divisions or units, or any combination of the foregoing, and the objectives may be applied on an absolute basis, relative to one or more peer group companies or indices, or any combination thereof, in each case as the Compensation Committee determines. The Compensation Committee may appropriately adjust any performance evaluation under a performance objective or objectives to reflect or exclude certain unusual events that may occur during the performance period. If there is an Incentive Plan Change in Control (as defined below under “Payments made upon Termination in Connection with Change in Control — Treatment of Nonqualified Stock Options”), the Compensation Committee will determine promptly, in its discretion, whether and to what extent the performance criteria have been met or will be deemed to have been met for the year in which the Incentive Plan Change in Control occurs and for any completed performance period for which a determination under the plan has not been made. If the Committee determines the criteria have been met, participants will receive their bonuses as soon as practicable, but in no event more than 30 days after the determination.

Pursuant to the terms of the Cash Incentive Plan, no executive officer or other participant may receive a bonus in excess of $5.0 million in respect of any single fiscal year. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable under the Cash Incentive Plan and to establish rules or procedures which limit the amount payable to a participant to an amount that is less than the amount otherwise approved as that participant’s incentive bonus, except that following an Incentive Plan Change in Control the Compensation Committee continues to have such right only in the event that a participant engages in misconduct or materially fails to fulfill his or her duties, in each case, as determined by the Compensation Committee. Payments made under the Cash Incentive Plan are intended to qualify as “performance based” compensation and be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code.

Prior to adoption of the Cash Incentive Plan, short-term annual cash incentive bonuses were paid out under the Chart Industries, Inc. 2009 Incentive Compensation Plan. The terms of the Incentive Compensation Plan were substantially similar to those described with respect to the Cash Incentive Plan.

Chart Industries, Inc. Amended and Restated 2009 Omnibus Equity Plan and the Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan. The Omnibus Equity Plan was initially adopted by our Board of Directors and approved by stockholders on May 19, 2009 and amended and restated effective May 24, 2012. The Omnibus Equity Plan replaced our 2005 Stock Incentive Plan as the source of ongoing equity compensation awards. The purpose of the Omnibus Equity Plan is to attract and retain skilled and qualified directors, officers and employees who are expected to contribute to our long-term success by providing long-term incentive compensation opportunities competitive with those made available by other companies, to motivate participants to achieve the long-term success and growth of the Company, to facilitate ownership of shares of the Company, and to align the interests of participants with those of our stockholders.

40   Chart Industries, Inc. | 2016 Proxy Statement

Both the Omnibus Equity Plan and our earlier 2005 Stock Incentive Plan provide for grants of (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted share units, and (5) other stock-based grants, including shares of our Common Stock awarded to our non-employee directors, executive officers, other key employees and consultants. As of March 29, 2016, there were 1,531,335 shares reserved for issuance and 1,001,904 shares available for future awards under the Omnibus Equity Plan. As of March 29, 2016, there were 111,051 shares of Common Stock reserved for issuance under the 2005 Stock Incentive Plan. No new grants will be made under the 2005 Stock Incentive Plan, but we expect shares will be issued in the future under outstanding awards. For information about Common Stock issuable under the Omnibus Equity Plan and 2005 Stock Incentive Plan as of December 31, 2015, see “Equity Compensation Plan Information” on page 59.

Both the Omnibus Equity Plan and 2005 Stock Incentive Plan are administered by our Board of Directors, which has delegated its duties and powers to our Compensation Committee. The Compensation Committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Omnibus Equity Plan or the 2005 Stock Incentive Plan and to waive any such terms and conditions at any time. The Compensation Committee is authorized to interpret the Omnibus Equity Plan and the 2005 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Omnibus Equity Plan or the 2005 Stock Incentive Plan and to make any other determinations that it deems necessary or desirable for the administration of the Omnibus Equity Plan or the 2005 Stock Incentive Plan. The Compensation Committee is authorized to correct any defect or supply any omission or reconcile any inconsistency in either plan in the manner and to the extent the committee deems necessary or desirable.

An option holder may exercise an option by written notice and payment of the exercise price (1) in cash, (2) to the extent permitted by our Compensation Committee, by the surrender of a number of shares of Common Stock already owned by the option holder for at least six months (or such other period as established from time to time by the Committee consistent with the applicable plan), (3) in a combination of cash and shares of Common Stock (as qualified by clause (2)), (4) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and deliver to us an amount equal to the exercise price for the shares of Common Stock being purchased or (5) through such cashless exercise procedures as the Committee may permit. Holders who are subject to the withholding of federal and state income tax as a result of vesting or grant of an award under our Omnibus Equity Plan or 2005 Stock Incentive Plan may satisfy the income tax withholding obligation through the withholding of a portion of the shares of Common Stock to be received under such procedures as our Compensation Committee may approve.

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2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table and related notes and discussion present information about equity awards held by our named executive officers at December 31, 2015.

	Option Awards(1)				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(17)
Samuel F. Thomas	18,300 (2)	—	$27.74	8/02/2017
	18,950 (3)	—	30.95	1/02/2018
	50,000 (4)	—	11.00	1/02/2019
	47,170 (5)	—	17.03	1/04/2020
	33,070 (6)	—	36.45	1/03/2021
	16,057 (7)	5,353 (7)	55.93	1/03/2022
	9,735 (8)	9,735 (8)	68.21	1/02/2023
	4,470 (9)	13,410 (9)	93.34	1/02/2024
	—	58,630 (10)	34.27	1/02/2025
	—	—	—	—	9,980 (11)	$179,241
					4,165 (12)	74,803
					5,755 (13)	103,360
					5,825 (14)	104,617
					4,860 (15)	87,286
					16,868 (16)	302,949
Michael F. Biehl	2,750 (5)	—	$17.03	1/04/2020
	3,620 (6)	—	36.45	1/03/2021
	2,920 (7)	1,460 (7)	55.93	1/03/2022
	2,400 (8)	2,400 (8)	68.21	1/02/2023
	1,125 (9)	3,375 (9)	93.34	1/02/2024
	—	15,740 (10)	34.27	1/02/2025
	—	—	—	—	2,460 (11)	$44,182
					1,050 (12)	18,858
					1,545 (13)	27,748
					1,435 (14)	25,773
					1,225 (15)	22,001
					4,428 (16)	79,527

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Matthew J. Klaben	3,020 (3)	—	$30.95	1/02/2018
	5,210 (4)	—	11.00	1/02/2019
	5,730 (5)	—	17.03	1/04/2020
	3,560 (6)	—	36.45	1/03/2021
	2,250 (7)	750 (7)	55.93	1/03/2022
	1,400 (8)	1,400 (8)	68.21	1/02/2023
	647 (9)	1,943 (9)	93.34	1/02/2024
	—	9,290 (10)	34.27	1/02/2025
	—	—	—	—	1,430 (11)	$25,683
					600 (12)	10,776
					910 (13)	16,344
					835 (14)	14,997
					700 (15)	12,572
					2,730 (16)	49,031
Kenneth J. Webster	965 (5)	—	$17.03	1/04/2020
	2,590 (6)	—	36.45	1/03/2021
	1,140 (7)	380 (7)	55.93	1/03/2022
	655 (8)	655 (8)	68.21	1/02/2023
	300 (9)	900 (9)	93.34	1/02/2024
	—	3,950 (10)	34.27	1/02/2025
	—	—	—	—	670 (11)	$12,033
					280 (12)	5,029
					385 (13)	6,915
					390 (14)	7,004
					325 (15)	5,837
					1,160 (16)	20,834

(1)	The securities underlying options granted in 2013, 2014 and 2015 are also included in the aggregate grant date fair value in the “Option Awards” column of the 2015 Summary Compensation Table.

(2)	The securities underlying these options represent options granted on August 2, 2007 under the 2005 Stock Incentive Plan which vested annually in equal installments over four years based on continued service.

(3)	The securities underlying these options represent options granted on January 2, 2008 under the 2005 Stock Incentive Plan which vested annually in equal installments over four years based on continued service.

(4)	The securities underlying these options represent options granted on January 2, 2009 under the 2005 Stock Incentive Plan which vested annually in equal installments over four years based on continued service.

(5)	The securities underlying these options represent options granted on January 4, 2010 under the Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

(6)	The securities underlying these options represent options granted on January 3, 2011 under the Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

(7)	The securities underlying these options represent options granted on January 3, 2012 under the Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

(8)	The securities underlying these options represent options granted on January 2, 2013 under the Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

(9)	The securities underlying these options represent options granted on January 2, 2014 under the Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

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(10)	The securities underlying these options represent options granted on January 2, 2015 under the Omnibus Equity Plan and vest annually in equal installments over four years based on continued service. These stock options are also included in the “All Other Option Awards” column of the 2015 Grants of Plan-Based Awards Table.

(11)	These performance units were granted on January 2, 2013 pursuant to the Omnibus Equity Plan. The number and value of the PSU award is shown in the table at the target award level for such awards (100%), as 100% of the awards vested on February 17, 2016. Detail regarding PSU awards is reported in the 2015 Summary Compensation Table and in the Compensation Discussion and Analysis.

(12)	These performance units were granted on January 2, 2014 pursuant to the Omnibus Equity Plan. The number and value of the PSU award granted on January 2, 2014 is shown in the table at the threshold level. Detail regarding PSU awards is reported in the 2015 Summary Compensation Table and in the Compensation Discussion and Analysis.

(13)	These performance units were granted on January 20, 2015 pursuant to the Omnibus Equity Plan. The number and value of the PSU award granted on January 20, 2015 is shown in the table at the threshold level. Detail regarding PSU awards is reported in the 2015 Summary Compensation Table and in the Compensation Discussion and Analysis. This PSU award is also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2015 Grants of Plan-Based Awards Table.

(14)	These LRSUs were granted on January 2, 2013 pursuant to the Omnibus Equity Plan. The number and value of this LRSU award is shown in the table at the threshold level for such awards (50%), as 50% of the awards vested on January 2, 2016. Detail regarding the LRSUs is reported in the 2015 Summary Compensation Table and in the Compensation Discussion and Analysis.

(15)	These LRSUs were granted on January 2, 2014 pursuant to the Omnibus Equity Plan. The number and value of the LRSUs granted on January 2, 2014 is shown in the table at the threshold level. Detail regarding the LRSUs is reported in the 2015 Summary Compensation Table and in the Compensation Discussion and Analysis.

(16)	These RSUs were granted on January 2, 2015 pursuant to the Omnibus Equity Plan. Detail regarding the RSUs is reported in the 2015 Summary Compensation Table and in the Compensation Discussion and Analysis. This RSU award is also included in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the 2015 Grants of Plan-Based Awards Table.

(17)	Calculated based on a December 31, 2015 closing price of $17.96 per share.

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2015 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information about the number of shares issued upon option exercises, restricted stock and performance unit vesting, and the value realized upon exercise or vesting, by our named executive officers in 2015.

	Option Awards		Stock Awards(1)

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Samuel F. Thomas	—	$—	18,723	$609,157
Michael F. Biehl	—	—	5,184	166,011
Matthew J. Klaben	—	—	2,563	83,294
Kenneth J. Webster	—	—	1,304	42,376

(1)	Represents shares acquired in connection with the vesting on January 3, 2015 and February 17, 2015 of LRSU and PSU awards granted on January 3, 2012, at the 60.29% and 171.4% level, respectively. For Messrs. Thomas and Biehl, this also includes shares acquired due to the accelerated vesting of RSUs granted on January 2, 2015 to satisfy tax withholding liabilities.

2015 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table and related notes and discussion present information about the amount of compensation deferred, and the earnings accrued thereon, by our NEOs in 2015. Pursuant to the terms of the Deferred Income Plan, on February 5, 2016 the Company made contributions in the amounts of $84,236, $20,504, $15,753 and $2,448 for 2015 for Messrs. Thomas, Biehl, Klaben and Webster, respectively, which are included in the 2015 Summary Compensation Table under “All Other Compensation.”

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(1)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(2)
Samuel F. Thomas	$58,018	$84,236	(48,312)	—	$1,105,264 (3)
Michael F. Biehl	—	20,504	(10,051)	63,460	295,711 (4)
Matthew J. Klaben	9,976	15,753	(9,182)	—	173,652
Kenneth J. Webster	—	2,448	(2,100)	—	23,825

(1)	The earnings reflected represent deemed investment losses from voluntary deferrals and Company contributions, as applicable.

(2)	Balance includes amounts previously reported in the 2014 Nonqualified Deferred Compensation Table in the Company’s 2015 proxy statement for each individual in the following amounts: Mr. Thomas, $1,011,322, Mr. Biehl, $348,718, Mr. Klaben, $157,105 and Mr. Webster, $23,477.

(3)	Includes amounts deferred under the Company’s prior deferred income plan.

(4)	Mr. Biehl is retiring from the Company effective April 15, 2016. As a result, the balance of his account in the Deferred Income Plan will be subject to the retirement provisions set forth below.

The Deferred Income Plan provides for, among other things:

•	participation for the year in which the participant is deferring (the “Deferral Year”) by (i) employees with base compensation and bonus actually paid or projected to be paid for the year prior to the Deferral Year at or above the maximum annual amount ($265,000 for 2015) that may be taken into account for purposes of the tax-qualified Chart Industries, Inc. 401(k) Investment and Savings Plan (the “Savings Plan”), and (ii) any employee who was deferring compensation as of June 30, 2010 under the prior Voluntary Deferred Income Plan;

•	deferrals of up to 100% of each participant’s base salary and bonus actually paid or due in the Deferral Year;

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•	beginning in 2011, matching contributions on deferrals under the Deferred Income Plan made in accordance with the formula applicable to the participant under the Savings Plan but only with respect to the part of the participant’s compensation that exceeds the maximum annual amount, which is $265,000 for 2016;

•	beginning on July 1, 2010, profit sharing contributions (whether or not any compensation is actually deferred under the Deferred Income Plan) with respect to the part of the participant’s compensation that cannot be taken into account under the Savings Plan in accordance with the formula applicable to the participant under the Savings Plan. For 2015, profit sharing contributions were made only with respect to base pay earned if such base pay paid during the calendar year is greater than $265,000; and

•	automatic full vesting on participant deferrals, with matching contributions and profit sharing contributions vesting 20% per year of the participant’s service with the Company, with automatic full vesting after five years of service or, if earlier, attainment of age 65 (with participants already vested under the Savings Plan being fully vested under the Deferred Income Plan) or upon a change in control (as defined in the Deferred Income Plan).

Pursuant to the Company’s Deferred Income Plan, eligible employees are entitled to elect to defer up to 100% of their compensation, consisting of total salary, bonuses and commissions payable in a calendar year. Regardless of the circumstances under which a participant’s relationship with the Company terminates, all deferrals made pursuant to the plan will be fully vested. Contributions made by the Company, and any gains or losses on such contributions, vest ratably after five years of service under the Deferred Income Plan. Generally, deferral elections are made by participants in the taxable year immediately prior to the taxable year to which the deferral pertains, and are effective as of the first day of such taxable year. The Deferred Income Plan is unfunded and all benefits under the plan are payable solely from the general assets of the Company.

Benefits under the Deferred Income Plan are payable upon the participant’s reaching his or her normal or early retirement date or termination of employment. Payments are made either in a lump sum, or in equal annual installments for a period of up to ten years, as designated by the participant at the time of deferral. Payments may be accelerated under the Deferred Income Plan in the event that (1) a “change in control” (as defined under the Deferred Income Plan) occurs; (2) a participant has an unforeseeable emergency; (3) a participant becomes disabled; (4) death occurs prior to completion of payment of benefits, or (5) the participant has a de minimis balance permitted to be accelerated under IRS rules. The Company would not expect to permit a participant to receive more than one distribution as a result of an unforeseeable emergency in any calendar year. A participant may also elect to receive an in-service distribution at the time of completing an election of deferral, and such payment is payable in a lump sum on the designated in-service withdrawal date. For information regarding post-termination payments under the plan, see “Other Potential Post-Employment Payments.”

Participants in the Deferred Income Plan may direct the investment of their balance held within the plan among a number of alternative investment fund options, and earnings and losses on participants’ investments are determined based on the individual performance of the underlying investment options. A participant may regularly change his or her investment allocation within the plan. A rabbi trust has been established under the plan to hold assets separate from our other assets for the purpose of paying future participant benefit obligations. Assets held in the rabbi trust are available to our general creditors in the event of our insolvency.

Notwithstanding anything in the Deferred Income Plan to the contrary, the Deferred Income Plan is administered in accordance with the requirements of, or to meet the requirements for exemption from, Section 409A of the Internal Revenue Code.

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OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Under the Employment Agreements, each of our named executive officers is entitled to receive certain compensation and other benefits upon a termination of employment. The table below and related notes and discussion summarize the payments each executive officer would be entitled to receive under the terms of his Employment Agreement upon the occurrence of a triggering event, such as death, disability, retirement, termination for cause, a qualifying resignation, termination without cause, or a qualifying resignation or termination without cause in connection with a Change in Control.

The Employment Agreements define “Cause” as: (i) the executive’s willful failure to perform duties; (ii) the commission of, or a plea of guilty or no contest to a felony or crime involving moral turpitude; (iii) willful malfeasance or misconduct demonstrably injurious to us or our subsidiaries; (iv) material breach of the material terms of the Employment Agreement; (v) commission of an act of gross negligence, corporate waste, disloyalty or unfaithfulness to us, which adversely affects our business or that of our subsidiaries or affiliates; or (vi) any other act or course of conduct that will demonstrably have a material adverse effect on us or a subsidiary or an affiliate’s business. “Good Reason” is defined in the Employment Agreements as: (i) a material diminution in executive’s base salary (excluding any general salary reduction similarly affecting substantially all other senior executives of the Company as a result of a material adverse change in the Company’s prospects or business); (ii) a material diminution in executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which executive must perform services; or (iv) any other action or inaction that constitutes a material breach by the Company of the Employment Agreement. “Change in Control” under the Employment Agreements is discussed on page 38 in the section “Employment Agreements — Severance and Change in Control Provisions.”

Payments made upon Involuntary Termination for “Cause” or Resignation without “Good Reason”

Salary, Bonus, and Benefits. If an NEO is terminated by us for Cause or resigns without Good Reason, he is entitled to receive his accrued but unpaid base salary, his prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation).

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the NEOs, in the event that an NEO is terminated by us for Cause or resigns without Good Reason, the unvested portion of all stock options will be cancelled.

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event that an NEO is terminated by us for Cause or resigns without Good Reason during the performance period, all performance units will be cancelled.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event that an NEO is terminated by us for Cause or resigns without Good Reason, any unvested RSUs will be cancelled.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which the LRSUs were awarded to the NEOs, in the event that an NEO is terminated by us for Cause or resigns without Good Reason during the performance period, any unvested LRSUs will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated due to (1) conviction of certain crimes enumerated in the Deferred Income Plan or (2) any breach of the duty of loyalty to us, any acts of omission in the performance of a participant’s Company duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of a participant’s Company duties from which the participant derived an improper personal benefit (“Cause” under the Deferred Income Plan), the participant will not be entitled to receive any benefits or payments under the terms of the plan, other than the participant’s deferrals. If a participant’s employment is terminated for resignation without Good Reason, the participant will be entitled to receive benefits and payments based on the participant’s vested account.

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Payments made upon Involuntary Termination Without Cause or Resignation for “Good Reason”

Salary, Bonus, and Benefits. Pursuant to the terms of the Employment Agreements, as amended, if an NEO is terminated by us without Cause or resigns for Good Reason not within two years after a Change in Control, the executive is entitled to receive his accrued but unpaid base salary, his prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation). Subject to the execution and delivery of a release of claims against us and compliance with the restrictive covenants described on page 39 in “Employment Agreements,” the executive is also entitled to a severance payment and continued coverage under our group health plan. The executive’s severance payment upon an involuntary termination without Cause or resignation for Good Reason would be a lump sum equal to a percentage of that executive’s current base salary plus the greater of that executive’s current Base Target, or the Base Target for the preceding fiscal year, as follows: Mr. Thomas, 200%; Mr. Biehl and Mr. Webster, upon Mr. Webster’s appointment as CFO effective April 15, 2016, 150%; and all other officers, 100%. The executive would be entitled to continued coverage under the Company’s group health plan for the following period: Mr. Thomas, 24 months; Mr. Biehl and Mr. Webster, effective upon Mr. Webster’s appointment as CFO, 18 months; and all other executives, 12 months. To the extent that continued coverage is not permissible under the terms of such plans beyond eighteen months, we may instead pay an amount equal to the premium subsidy we would have otherwise paid on the executive’s behalf for such coverage.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the NEOs, in the event that an NEO is terminated by us without Cause or resigns for Good Reason, any unvested stock options will be cancelled.

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event that an NEO is terminated by us without Cause or resigns for Good Reason during the performance period, all performance units will be cancelled.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event that an NEO is terminated by us without Cause or resigns for Good Reason, any unvested RSUs will be cancelled.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which the LRSUs were awarded to the NEOs, in the event that an NEO is terminated by us without Cause or resigns for Good Reason during the performance period, any unvested LRSUs will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated by us without Cause or by resignation for Good Reason, the participant will be entitled to receive benefits and payments based upon the participant’s vested account.

Payments made upon Termination by Reason of Death or Disability; Retirement

Salary, Bonus, and Benefits. In the event an NEO is terminated by reason of death or ceases to be employed as a result of disability, he would be entitled to receive his accrued but unpaid base salary, his prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation). In addition, the executive would be entitled to a pro-rata portion of the Annual Bonus, if any, that he would have been entitled to for the year in which the termination occurs, based on our actual results for the year and the percentage of the fiscal year that has elapsed through the date of the executive’s termination of employment.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the NEOs, in the event that an NEO is terminated due to death or disability, stock options will become immediately vested. In the event an NEO is terminated due to retirement upon reaching the age of 60, provided the executive has completed 10 years of service with us (“Retirement”), the options will continue to vest and become exercisable as if the officer had remained employed.

48   Chart Industries, Inc. | 2016 Proxy Statement

Effective January 1, 2015, the definition of “Retirement” under our stock option and other equity award agreements was changed. Under the 2015 stock option agreements, in addition to Retirement eligibility under the existing age 60 and 10-years of service standard, an executive is also eligible for retirement upon reaching the age of 65, regardless of his service time with the Company. In the event an NEO is terminated due to retirement, options awarded under our 2015 stock option agreement continue to vest and become exercisable for up to five years after Retirement as if the officer had remained employed.

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event that an NEO is terminated due to Retirement, death or disability during the performance period, the executive (or his or her beneficiary or beneficiaries) shall be entitled to a pro-rated number of units calculated by multiplying (x) by (y) where: (x) is the number of Shares, if any, that would have been earned by the executive as the result of the satisfaction of the performance requirements; and (y) is the number of months that the executive was employed (rounded up to the nearest whole number) during the performance period divided by the number of months in the performance period. Messrs. Thomas and Biehl were the only executives eligible for Retirement on December 31, 2015; accordingly, the table below presents benefits associated with Retirement for Messrs. Thomas and Biehl only.

Effective January 1, 2015, the definition of “Retirement” under our performance unit agreements was changed. Under the 2015 performance unit agreements, in addition to Retirement eligibility under the existing age 60 and 10-years of service standard, an executive is also eligible for retirement upon reaching the age of 65, regardless of his service time with the Company. In the event an NEO is terminated due to retirement, PSUs awarded under our 2015 performance unit agreement continue to to be treated in the manner described above.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event that an NEO is terminated as a result of death or disability, the RSUs, together with any dividend equivalents attributable to the RSUs will, to the extent not then vested and not previously canceled, immediately become fully vested as of the date of the death or disability. In the event an NEO is terminated due to Retirement, the RSUs, together with any dividend equivalents attributable to the RSUs will, to the extent not then vested and not previously canceled, continue to vest ratably on each of the first three anniversaries of the date of grant.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which LRSUs were awarded to the NEOs, in the event that an NEO is terminated as a result of death or disability or as the result of Retirement with the Committee’s approval, 50% of the LRSUs, together with any shares issued as a result of the investment of dividends attributable to the LRSUs will, to the extent not then vested and not previously canceled, immediately become fully vested as of the date of the death or disability or Retirement with Committee approval. An additional pro-rated number of 50% of the LRSUs will vest as of the earlier of the original vesting date specified in the leveraged restricted share unit agreement or upon a Change in Control as defined in the leveraged restricted share unit agreement, with proration determined based on length of service during the performance period in a manner similar to our performance units.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated due to death, disability or Retirement, the benefit payable to the participant under the Deferred Income Plan will fully vest, to the extent not previously vested. All our executive officers’ benefits under this plan are currently vested based on service with us.

Payments made upon Expiration of Employment Term

Salary, Bonus and Benefits. In the event the employment of an NEO is terminated upon expiration of the employment term without renewal, he will be entitled to receive his accrued but unpaid base salary, his prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation). No named executive officer’s Employment Agreement could have terminated on December 31, 2015, as a result of the rolling term of the agreement, since we could not have provided the required notice before expiration under the terms of the applicable agreement. Accordingly, no benefits are shown in the table below related to expiration of the Employment Agreement term on December 31, 2015.

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Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the NEOs, in the event that the employment of an NEO is terminated upon expiration of the employment term without renewal, the unvested portion of all options will be cancelled by us without consideration.

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event that an NEO is terminated upon expiration of the employment term without renewal during the performance period, all PSUs will be cancelled.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event that an NEO is terminated upon expiration of the employment term without renewal, any unvested RSUs will be cancelled.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which the LRSUs were awarded to the NEOs, in the event that an NEO is terminated upon expiration of the employment term without renewal, any unvested LRSUs will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated upon expiration of the employment term without renewal, the participant will be entitled to receive an amount equal to the participant’s vested account.

Payments made upon Termination in Connection with Change in Control

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, as amended, in the event an NEO is terminated by us without Cause or resigns for Good Reason within two years of a Change in Control, the executive is entitled to receive his accrued but unpaid base salary, his prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation). Subject to the execution and delivery of a release of claims against us and compliance with the restrictive covenants described on page 39 in “Employment Agreements,” the executive is also entitled to a severance payment and continued coverage under our group health plan. The executive’s severance payment upon a termination without Cause or for Good Reason within two years following a Change in Control would be a lump sum equal to a percentage of that executive’s current base salary plus the greater of that executive’s current Base Target, or the Base Target for the fiscal year immediately preceding the fiscal year in which the Change in Control occurred, as follows: Mr. Thomas, 300%; Mr. Biehl and Mr. Webster, upon Mr. Webster’s appointment as CFO effective April 15, 2016, 200%; and all other officers, 100%. The severance payments to be paid to the executive officers upon a termination of employment without Cause or for Good Reason within two years following a Change in Control may be reduced under the Employment Agreements if (x) the payments would result in the imposition of a “golden parachute” excise tax under the Internal Revenue Code Section 280G and (y) the reduced payments would result in the executive officer receiving a greater net after-tax payment. The executive would be entitled to continued coverage under the Company’s group health plan for the following period: Mr. Thomas, 36 months; Mr. Biehl and Mr. Webster, effective upon Mr. Webster’s appointment as CFO, 24 months; and all other executives, 12 months. To the extent that continued coverage is not permissible under the terms of such plans beyond eighteen months, we may instead pay an amount equal to the premium subsidy we would have otherwise paid on the executive’s behalf for such coverage.

Treatment of Nonqualified Stock Options. Under the terms of the 2005 Stock Incentive Plan, the Omnibus Equity Plan, and the stock option agreements under which the non-qualified stock options were awarded to the named executive officers, stock options become fully vested and are immediately exercisable in the event of the occurrence of any of the following: (1) the sale or disposition, in one or a series of related transactions, of all or substantially all, of our assets to any person or group; (2) any person or group is or becomes the beneficial owner of more than 50% (30% in the case of the Omnibus Equity Plan and the Incentive Compensation Plan) of the total voting power of our voting stock, including by way of merger, consolidation, tender or exchange offer or otherwise; or (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of our directors, then still in office, who were either directors at the beginning of such period or whose

50   Chart Industries, Inc. | 2016 Proxy Statement

election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office (each, an “Incentive Plan Change in Control”).

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event of an Incentive Plan Change in Control, (1) the performance requirements shall be deemed to have been satisfied at the greater of either: (i) the target level of the performance requirements as if the entire performance period had elapsed; or (ii) the level of actual achievement of the performance requirements as of the date of the Incentive Plan Change in Control; and (2) the appropriate number of shares, or, if the Committee so elects, cash, shall be issued or paid to the executive not later than 30 days after the date of the Incentive Plan Change in Control.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event of an Incentive Plan Change in Control that also meets the definition of a change in control event under applicable regulations under Section 409A of the Internal Revenue Code, the RSUs, together with any dividend equivalents attributable to the RSUs will, to the extent not then vested and not previously forfeited or canceled, immediately become fully vested as of the date of the Incentive Plan Change in Control.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which LRSUs were awarded to the NEOs, in the event of an Incentive Plan Change in Control that also meets the definition of a change in control event under applicable regulations under Section 409A of the Internal Revenue Code, the LRSUs, together with any shares issued as a result of the investment of dividends attributable to the LRSUs will, to the extent not then vested and not previously forfeited or canceled, immediately become fully vested as of the date of the change in control in an amount equal to the greater of the target amount of LRSUs or the number of LRSUs that would have vested if vesting performance were measured on the day immediately preceding the change in control.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event of a change of ownership or effective control of the Company within the meaning of Section 409A of the Internal Revenue Code, a participant’s interest in all amounts credited to the participant’s account under the plan will fully and immediately vest, become nonforfeitable and be distributed in a single lump sum.

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Potential Post-Employment Payments under the Employment Agreements

Assuming the employment of each NEO was terminated under each of the following circumstances on December 31, 2015, the last business day of 2015, payments made and benefits provided would have the following estimated values:

	Involuntary Termination for Cause/Resignation without Good Reason	Involuntary Termination without Cause Resignation for Good Reason	Disability/Death	Retirement(9)	Change in Control(10)
Cash Severance(1)
Samuel F. Thomas	$—	$3,100,000	$—	$—	$4,650,000
Michael F. Biehl	—	1,071,000	—	—	1,428,000
Matthew J. Klaben	—	552,000	—	—	552,000
Kenneth J. Webster	—	390,000	—	—	390,000
Annual Incentive Plan Bonus(2)
Samuel F. Thomas	—	—	0	—	0
Michael F. Biehl	—	—	0	—	0
Matthew J. Klaben	—	—	0	—	0
Kenneth J. Webster	—	—	0	—	0
Health and Welfare Benefits(3)
Samuel F. Thomas	—	47,095	—	—	72,384
Michael F. Biehl	—	35,040	—	—	47,095
Matthew J. Klaben	—	21,083	—	—	21,083
Kenneth J. Webster	—	13,236	—	—	13,236
Accelerated Vesting of Options(4)
Samuel F. Thomas	—	—	—	—	—
Michael F. Biehl	—	—	—	—	—
Matthew J. Klaben	—	—	—	—	—
Kenneth J. Webster	—	—	—	—	—
Accelerated Vesting of PSUs(5)
Samuel F. Thomas	—	—	347,886	347,886	535,567
Michael F. Biehl	—	—	87,824	87,824	137,394
Matthew J. Klaben	—	—	50,947	—	79,922
Kenneth J. Webster	—	—	23,342	—	35,920
Accelerated Vesting of RSUs(6)
Samuel F. Thomas	—	—	302,949	—	302,949
Michael F. Biehl	—	—	79,527	—	79,527
Matthew J. Klaben	—	—	49,031	—	49,031
Kenneth J. Webster	—	—	20,834	—	20,834
Accelerated Vesting of LRSUs(7)
Samuel F. Thomas	—	—	191,903	—	383,805
Michael F. Biehl	—	—	47,774	—	95,547
Matthew J. Klaben	—	—	27,569	—	55,137
Kenneth J. Webster	—	—	12,841	—	25,683
Deferred Compensation(8)
Samuel F. Thomas	—	—	—	—	—
Michael F. Biehl	—	—	—	—	—
Matthew J. Klaben	—	—	—	—	—
Kenneth J. Webster	—	—	—	—	—
TOTAL
Samuel F. Thomas	$—	$3,147,095	$842,738	$347,886	$5,944,705
Michael F. Biehl	—	1,106,040	215,125	87,824	1,787,563
Matthew J. Klaben	—	573,083	127,547	—	757,173
Kenneth J. Webster	—	403,236	57,017	—	485,673

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(1)	Cash severance amounts, under the Employment Agreements as of December 31, 2015, consist of a lump sum payment equal to the following percentage of the executive’s base salary and the greater of his current target annual bonus or the target bonus for the preceding fiscal year (or the target bonus for the year before a Change in Control, in the case of a termination within two years after a Change in Control): Mr. Thomas, 200% (300% if after a Change in Control); Mr. Biehl, 150% (200% if after a Change in Control); and all other officers, 100%. The amounts in the table do not include accrued but unused vacation, since the policy governing vacation for the executive officers mandates the forfeiture of all accrued vacation for the current year not used by the end of the year, and each scenario assumes termination of employment on the last day of the year. In the event that an executive is terminated prior to the end of the fiscal year, the executive would be entitled to compensation for any unused vacation that could be used prior to the end of the fiscal year. Our executives are presently entitled to the following vacation benefits: Mr. Thomas, five weeks; Mr. Biehl, four weeks; Mr. Klaben, four weeks; and Mr. Webster, four weeks. Cash severance amounts for Mr. Webster reflect his position and compensation arrangements as of December 31, 2015 and do not reflect the adjustment to the terms of his employment agreement in connection with his appointment as CFO, effective April 15, 2016.

(2)	No cash incentive compensation bonuses were paid to our NEOs for 2015. Generally, bonus amounts are payable under our Cash Incentive Plan based on the realization of specific, pre-determined performance goals, as set forth under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” portion of the 2015 Grants of Plan-Based Awards Table, and the 2015 Summary Compensation Table, above. See the discussion on page 29, under “Elements of Compensation — Annual Cash Incentive Award,” for additional information about the Company’s performance measures.

(3)	Health and welfare benefits consist of health care and dental. These benefits after termination of employment have been calculated based on actual cost to us for 2015. For each year following 2015, costs are approximated based on the actual cost for 2015 plus an assumed 5% annual increase in medical benefits cost and an assumed 3% annual increase in dental benefits cost.

(4)	The value of the stock options that vest upon death or disability or an Incentive Plan Change in Control represents the difference between the aggregate market value of the shares underlying the unvested portion of these options on December 31, 2015, at $17.96 per share, the closing price of our Common Stock on that day, and the aggregate exercise price of the option. Because the strike price of the unvested portion of each executives’ option awards exceeds the closing price of our Common Stock on December 31, 2015, no value is reported here. In the event of Retirement, stock options will continue to vest ratably over a four-year period, without giving effect to the requirement of continuous service.

(5)	In the event of termination due to disability, death, or Retirement, the executive (or his or her beneficiary) is entitled to a pro-rated number of performance units, calculated by multiplying (x) by (y) where: (x) is the number of units, if any, that would have been earned by the executive as the result of the satisfaction of the performance requirements; and (y) is the number of months that the executive was employed (rounded up to the nearest whole number) during the performance period divided by the total number of months in each performance period. With respect to disability, death, and Retirement, the table reflects the fact that the performance units awarded in 2013 vested in an amount equal to 100% of the total target awards. For performance units awarded in 2014 and 2015, the table reflects the assumption that the units will vest at the 100% target level of the total amount of performance units granted, even though we are unable to accurately predict the actual performance of these awards. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation” above for more information about these assumptions. Whether or to what extent the 2014 and 2015 unvested awards actually will be earned depends on future events. The value of performance units upon an Incentive Plan Change in Control represents the product of (i) 100% of the total target amount of performance units granted in 2013, 2014 and 2015, and (ii) $17.96 per share, the closing price of our Common Stock on December 31, 2015.

(6)	The Company granted NEOs restricted share unit awards on January 2, 2015. RSUs vest ratably over a three-year period beginning on the first anniversary of the date of grant. With respect to death, disability and an Incentive Plan Change in Control, the executive (or his or her beneficiary) is entitled to an immediate vesting of the shares underlying the unvested portion of the RSUs. The value of the RSUs that vest upon death, disability or an Incentive Plan Change in Control represents the aggregate market value of the shares underlying the unvested portion of the RSU awards on December 31, 2015, at $17.96 per share, the closing price of our Common Stock on that day. In the event of Retirement, RSUs will continue to vest ratably over the three-year period, without giving effect to the requirement of continuous service, and therefore such amounts are not included in the table.

(7)

With respect to disability or death, the executive is entitled to immediate vesting of 50% of the target amount of the original LRSU award, which is reflected in the table, plus a pro rata amount as of the original vesting date that is not reflected in the table as it is based on our stock price performance for the entire performance period, which, for the 2014 LRSU awards, we cannot predict at this time. On January 2, 2016, 50% of the 2013 LRSU awards vested based on actual performance. Accordingly, the executive would not be entitled to receive any additional shares had he remained employed

Chart Industries, Inc. | 2016 Proxy Statement   53

with the Company until the vesting date. With respect to an Incentive Plan Change in Control, the executive is entitled to the immediate vesting of the greater of the target amount of LRSUs or the amount of LRSUs that would have vested if the original vesting date was the day immediately preceding the Incentive Plan Change in Control. In each case, our performance during the 2013 and 2014 LRSU award performance periods would have resulted in payment of shares in an amount below the 100% target. Accordingly, for each of the 2013 and 2014 LRSU awards, in the event of an Incentive Plan Change in Control, the table reflects a vesting of 100% of each NEO’s target LRSU award. The closing price of our Common Stock on December 31, 2015, $17.96 per share, was used to value any shares that would vest. In the event of Retirement, the executive must receive Compensation Committee approval before any LRSU not then vested as of the date of Retirement becomes vested and therefore such amounts are not included in the table. Subsequent to year-end, the Compensation Committee approved the vesting of 1,225 shares that will vest on Mr. Biehl’s retirement (see note (9) below), pursuant to the 2014 LRSU award agreement. Using the closing price of our Common Stock on December 31, 2015, these shares would be valued at $22,001.

(8)	The Company does not provide above-market returns on any participant balances in the Deferred Income Plan. The executive officers all received Company contributions under the Deferred Income Plan for 2015. Since the executives are fully vested in these amounts, they are not recognized in the table. For specific deferred compensation balances, see the 2015 Nonqualified Deferred Compensation Table.

(9)	Messrs. Thomas and Biehl were the only NEOs eligible for Retirement on December 31, 2015. Accordingly, the table does not present benefits associated with any other executives’ Retirement. Subsequent to the 2015 fiscal year-end, Mr. Biehl announced his intent to retire from the Company effective April 15, 2016. With respect to the equity awards outstanding as of his retirement, Mr. Biehl will be entitled to the treatment indicated in the notes to this table and preceding narrative.

(10)	Assumes termination of employment results from resignation for Good Reason or Involuntary Termination without Cause within two years following a Change in Control.

54   Chart Industries, Inc. | 2016 Proxy Statement

2015 DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation of our non-employee directors for fiscal year 2015. Mr. Thomas, who serves as Chairman of the Board, President, and CEO of the Company, does not receive any additional compensation for the services he performs as a member of our Board of Directors.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Total($)
W. Douglas Brown	$98,000	$97,500	$195,500
Richard E. Goodrich	87,500	97,500	185,000
Terrence J. Keating	85,500	97,500	183,000
Steven W. Krablin	110,000	97,500	207,500
Michael W. Press	103,500	97,500	201,000
Elizabeth G. Spomer	79,500	97,500	177,000
Thomas L. Williams	81,500	97,500	179,000

(1)	Amounts in this column represent the aggregate grant date fair value of stock awards made to our non-employee directors in fiscal year 2015. These awards were reflected in our consolidated financial statements, based upon the applicable accounting guidance, at the fair market value of our Common Stock on the date of grant.

Director Compensation Program

All non-employee directors receive an annual cash retainer of $62,500 and an annual stock award of $97,500. As of July 1, 2014, the annual value of the stock awards for non-employee directors was raised from $82,500 to $97,500, to ensure competitive compensation relative to peers. The Lead Independent Director and each Board committee chair receive an additional annual cash retainer to reflect their added responsibilities:

•	The Lead Independent Director receives an annual retainer of $20,000.

•	The Chair of the Audit Committee receives an annual retainer of $12,500.

•	The Chair of the Compensation Committee receives an annual retainer of $12,500.

•	The Chair of the NCGC receives an annual retainer of $8,000.

Directors receive a fee of $2,000 for each meeting of the Board of Directors attended scheduled to be held in-person, and $1,000 for each meeting of the Board of Directors attended scheduled to be held telephonically. For meetings of the committees of the Board, directors receive $1,000 for each committee meeting attended whether the meeting was held in-person or telephonically.

Annual cash retainers are paid in equal quarterly installments. Annual stock awards are granted on a quarterly basis in installments equal in value to one-quarter of the annual equity retainer then in effect. The 2015 director stock awards were made pursuant to our Omnibus Equity Plan and are fully vested on the date of grant. Directors may elect to defer their stock until a later fiscal year, or until the earlier of the January following separation of service from the board or the occurrence of a change in control. Director deferrals of their stock retainers are in all cases limited to the extent permitted under Section 409A of the Internal Revenue Code.

Director Stock Ownership.  Our stock ownership guidelines provide that non-employee directors must accumulate investments of at least four times the value of the annual cash retainer in our Common Stock during the first 48 months of their tenure on our Board. Directors must maintain investments in Company stock at the director guideline level after expiration of the 48 month period. Shares of our Common Stock issuable upon settlement of stock units or granted as quarterly stock grants will count towards the requirement. As of March 29, 2016, all of our directors meet or are on track to meet the ownership guidelines within the 48 month period.

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Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of W. Douglas Brown, Richard E. Goodrich, Steven W. Krablin and Thomas L. Williams. None of Messrs. Brown, Goodrich, Krablin or Williams is a present or past employee or officer of ours or any of our subsidiaries. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one of more of its executive officers serving on the Board of Directors or Compensation Committee of the Company.

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AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2015 Annual Report on SEC Form 10-K with the Company’s management and Ernst & Young LLP, the independent registered public accounting firm for fiscal 2015.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, “Communications with Audit Committees.” In addition, the Audit Committee has discussed with Ernst & Young LLP the firm’s independence from the Company and its management, including the matters in the written disclosures and letter from Ernst & Young LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accountant’s communications with the Audit Committee concerning independence, which the Audit Committee has received.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

The Audit Committee has determined that the rendering of pre-approved non-audit services by Ernst & Young LLP was compatible with maintaining the registered public accounting firm’s independence.

Submitted by the Audit Committee of the Board of Directors as of February 16, 2016.

Audit Committee

Steven W. Krablin, Chairman

Richard E. Goodrich

Terrence J. Keating

Michael W. Press

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PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee has reviewed the audit fees of the independent registered public accounting firm. For work performed in regard to fiscal years 2015 and 2014, the Company paid Ernst & Young LLP the following fees for services, as categorized below:

	Fiscal Year 2015	Fiscal Year 2014
Audit fees(1)	$1,674,950	$1,623,675
Audit-related fees	—	—
Tax fees(2)	116,808	52,343
All other fees(3)	2,155	2,155
Total fees	$1,793,913	$1,678,173
(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews and certain statutory audits required internationally.

(2)	Tax compliance, tax advice and tax planning.

(3)	All other services not reported under (1) and (2). The fees listed above represent a subscription fee for online technical accounting guidance.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year-ended December 31, 2015.

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to the audit of each fiscal year, the Audit Committee receives a written report from Ernst & Young LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit-related services, tax services and other services were pre-approved for 2015 by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has selected Ernst & Young LLP to audit our 2016 financial statements.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 about our Common Stock that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including our Omnibus Equity Plan and our 2005 Stock Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,012,106	$41.52	1,748,689
Equity compensation plans not approved by security holders	—	—	—
Total	1,012,106	$41.52	1,748,689

(1)	The amount in column (a) includes: (i) 697,959 shares issuable upon the exercise of outstanding stock options; (ii) 20,364 shares subject to vested stock units; (iii) 179,640 shares issuable upon achievement of maximum targets for PSU and LRSU awards; and (iv) 114,143 shares issuable upon vesting of restricted share units.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account stock unit awards or performance unit awards since these awards do not have an exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own 10% or more of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and 10% or greater stockholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2015.

RELATED PARTY TRANSACTIONS

On March 27, 2007, our Board of Directors adopted written Related Party Transaction Policies and Procedures (the “Policy”), which provides that it is the policy of the Company not to enter into any “Related Party Transaction” (as such term is defined in the Policy) with one of our executive officers, directors or director nominees, or stockholders known to beneficially own over 5% of a class of our voting securities or their related persons, unless either (i) the Audit Committee approves the transaction in accordance with the guidelines set forth in the Policy or (ii) the transaction is approved by a majority of the Company’s disinterested directors. Such Related Party Transactions shall be disclosed in the Company’s SEC filings as and to the extent required by applicable SEC rules and regulations.

Chart Industries, Inc. | 2016 Proxy Statement   59

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2016. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification; however, we are submitting the appointment of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate practice and in order to provide a method by which stockholders may communicate their opinion to the Audit Committee. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm. If our stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders.

Our Board of Directors unanimously recommends a vote FOR Proposal No. 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016.

60   Chart Industries, Inc. | 2016 Proxy Statement

PROPOSAL 3 — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION

In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in the Compensation Discussion and Analysis section, beginning on page 21, in accordance with the compensation disclosure rules of the SEC.

Although the vote is advisory only, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. Under current Board policy, the stockholder vote for advisory approval of NEO compensation will occur annually. The next such vote will occur at our 2017 annual meeting of stockholders.

As described more fully in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	create and enhance stockholder value by attracting and retaining key executive talent;

•	align our executive officers’ incentives with stockholder value creation by tying compensation to the achievement of measurable operational and strategic objectives; and

•	award compensation at levels commensurate with each executive officer’s performance, experience, and responsibilities.

Our program seeks to align executive compensation with stockholder value on a short- and long-term basis through a combination of base pay, annual incentives, and long-term incentives, and features appropriate governance policies to discourage executives from taking risks that are unnecessary or excessive. Our short-term annual cash incentives are strongly performance-based, with cash bonuses tied directly to the Company’s annual financial performance. In addition, 2015 long-term incentive awards were comprised of a mix of stock options, performance units, and restricted share units, which link executive compensation directly to stockholder value and long-term performance, while incentivizing retention. We believe our compensation program aligns our executive compensation with stockholder interests in a performance-based framework, which was clearly demonstrated in 2015. The Company faced significant and unforeseen challenges in 2015, and our performance did not meet our high expectations. Accordingly, our executive compensation was impacted dramatically:

•	Substantially reduced compensation for our NEOs year-over-year. As reported in the Summary Compensation Table, 2015 total compensation for our CEO, CFO, General Counsel and Chief Accounting Officer dropped 26%, 20%, 17% and 17% respectively, from 2014 levels.

•	NEOs received no base salary increases. NEO base salaries were frozen in 2015, which is a reflection of the median pay levels of the Company’s compensation peer group, and the Compensation Committee’s assessment of various quantitative and qualitative factors, including the Company’s overall financial performance.

•	NEOs received no bonuses for 2015. Under our 2015 short-term cash incentive compensation plan, annual cash incentive awards were targeted based on rigorous financial performance levels, with threshold performance targets set at a midpoint of acceptable growth. The Company did not meet the rigorous performance levels set by the Compensation Committee. Accordingly, NEOs received no annual incentive bonus for 2015.

•	2013 leveraged restricted share unit awards vested at minimum levels, well below target values. LRSU awards granted in 2013 for the three-year performance period 2013–2015 vested at the minimum level of 50% of target. Payouts at the minimum levels were the result of a decline in our stock price over the performance period. These LRSU awards paid out at a value equal to 11% of the reported target value at time of grant.

Chart Industries, Inc. | 2016 Proxy Statement   61

•	2013 performance share unit awards vested at target levels, but well below target values. PSU awards granted in 2013 for the three-year performance period 2013–2015 vested at target share numbers. Performance was based on the relative growth of EBITDA. Payouts at target reflect our earnings growth relative to peers over the 2013–2015 performance period. These PSU awards paid out at a value equal to 26% of the reported target value at the time of grant.

•	Options align NEO compensation with stock price performance. A significant portion of NEOs’ long-term incentive compensation is comprised of stock options that vest ratably over four years after the grant date. Stock options granted to our NEOs in 2013, 2014 and 2015 are all underwater, with strike prices of $68.21, $93.34 and $34.27, respectively.

Despite the environment of economic uncertainty, we continued our efforts to grow the Company. The energy industries that we serve struggled, largely in conjunction with the sharp decline in oil prices continuing into 2015, which depressed demand for some of our products. We still were able, however, to achieve strong sales and operating income for 2015 in a difficult environment. We continued to foster a strong balance sheet and generate substantial free cash flow and liquidity, which was more than sufficient to support our business. We believe we have been successful in creating a flexible, low-cost operating structure, which leaves us well positioned to realize new opportunities as the markets for our products continue to develop.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

Our Board of Directors unanimously recommends a vote FOR Proposal No. 3 to approve the compensation of the named executive officers as disclosed in this proxy statement.

62   Chart Industries, Inc. | 2016 Proxy Statement

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be included in the proxy for the Annual Meeting for 2017, proposals must be received by the Company no later than December 13, 2016. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with our By-Laws.

Pursuant to the Company’s By-Laws, stockholders may present proposals that are proper subjects for consideration at an annual meeting of stockholders. Our By-Laws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company not less than 90 calendar days nor more than the 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. To be eligible for consideration at the 2017 Annual Meeting, proposals that have not been received by December 13, 2016 must be received by the Company between January 26, 2017 and February 25, 2017. In the event the date of the 2017 Annual Meeting is changed by more than 25 calendar days from the first anniversary of the 2016 Annual Meeting, stockholder notice must be received not later than the close of business on the 10th calendar day following the date on which notice of the Annual Meeting was mailed or public announcement of the date is made, whichever first occurs. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

********************

Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to our Secretary at One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Samuel F. Thomas
Chairman, Chief Executive Officer and President

Garfield Heights, Ohio

Chart Industries, Inc. | 2016 Proxy Statement   63

Appendix A

2015 Compensation Peer Group

ACCO Brands Corporation	Dun & Bradstreet Corp.	Kimball International, Inc.	SandRidge Energy, Inc.

Aceto Corp.	Dynegy Inc.	Libbey Inc.	Scientific Games Corporation

Akamai Technologies, Inc.	EarthLink Holdings Corp.	LinkedIn Corporation	SemGroup Corporation

Albemarle Corporation	Education Management Corp.	Lionbridge Technologies, Inc.	Service Corporation International

Allegion PLC	Edwards Lifesciences Corp.	Logitech International SA	Sigma-Aldrich Corporation

Alliance One International, Inc.	Endo International plc	Marten Transport Ltd.	Silver Wheaton Corp.

AMC Entertainment Inc.	EP Energy Corporation	Martin Marietta Materials, Inc.	Steris Corp.

AMN Healthcare Services Inc.	EQT Corporation	Matson, Inc.	Sterling Construction Co. Inc.

ANSYS, Inc.	Equifax Inc.	MedAssets, Inc.	SunCoke Energy, Inc.

A.O. Smith Corp.	Equinix, Inc.	ModusLink Global Solutions, Inc.	SunPower Corporation

Apogee Enterprises, Inc.	ESCO Technologies	MTS Systems Corporation	Swift Energy Co.

ARC Resources Ltd.	Ethan Allen Interiors Inc.	Myers Industries Inc.	TAL International Group, Inc.

Arch Coal Inc.	Exterran Holdings, Inc.	Navigant Consulting Inc.	Teekay Shipping (Canada) Ltd.

athenahealth, Inc.	Ferro Corporation	Newfield Exploration Co.	TeleTech Holdings, Inc.

Autodesk, Inc.	H. B. Fuller Company	NewMarket Corporation	Tellabs, Inc.

Bill Barrett Corp.	G&K Services, Inc.	Noranda Aluminum Holding Corp.	Teradata Corporation

Bonavista Energy Corporation	Gartner Inc.	Nordson Corporation	Tesco Corporation

Bridgepoint Education, Inc.	Genpact Ltd.	Oil States International, Inc.	Tetra Technologies, Inc.

Broadridge Financial Solutions, Inc.	Global Payments Inc.	Olin Corporation	The Babcock & Wilcox Company

Brookdale Senior Living Inc.	Graco Inc.	ON Semiconductor Corp.	The New York Times Company

Carestream Health	Hanger, Inc.	Orbitz Worldwide, Inc.	The Toro Company

Carter’s, Inc.	Harsco Corporation	Outerwall Inc.	Total System Services, Inc.

Checkpoint Systems Inc.	Healthways Inc.	Oxford Industries Inc.	Tower International, Inc.

Chemtura Corporation	Heidrick & Struggles International, Inc.	Pan American Silver Corp.	TransAlta Corp.

Ciber, Inc.	Helen of Troy Limited	Paychex, Inc.	TriMas Corporation

Cimarex Energy Co.	Heritage Home Group, LLC	Pegasystems Inc.	Trimble Navigation Limited

Clearwater Paper Corporation	Herman Miller, Inc.	Pengrowth Energy Corporation	Trina Solar Limited

Coherent, Inc.	HNI Corporation	Penn West Petroleum Ltd.	TripAdvisor, Inc.

Comfort Systems USA Inc.	Horizon Healthcare Services, Inc.	PerkinElmer, Inc.	Triple-S Management Corporation

Compass Minerals Int’l, Inc.	Hovnanian Enterprises, Inc.	P. H. Glatfelter Co.	TrueBlue, Inc.

Cooper Companies	ICF International, Inc.	Plexus Corp.	Vantiv, Inc.

Core Laboratories N.V.	IDEX Corporation	Powell Industries, Inc.	Vermilion Energy Inc.

Corinthian Colleges, Inc.	Infinera Corporation	Premier, Inc.	Vertex Pharmaceuticals Inc.

Covance Inc.	Informatica Corporation	Premiere Global Services, Inc.	Vonage Holdings Corporation

Deckers Outdoor Corp.	Invacare Corporation	Quanex Building Products Corp.	Waters Corporation

DENTSPLY International Inc.	John B. Sanfilippo & Son, Inc.	Rayonier Advanced Materials	West Pharmaceutical Services, Inc.

DigitalGlobe, Inc.	Kansas City Southern	Red Hat, Inc.	WEX Inc.

Donaldson Company, Inc.	Kate Spade & Co.	Regeneron Pharmaceuticals, Inc.	Xilinx, Inc.

DST Systems, Inc.	KB Home	Rollins, Inc.

Chart Industries, Inc. | 2016 Proxy Statement A-1

ATTN: CORPORATE SECRETARY ONE INFINITY CORPORATE CENTRE DRIVE SUITE 300 GARFIELD HEIGHTS, OH 44125

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Chart Industries, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E07674-P75607 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CHART INDUSTRIES, INC.			For	Withhold	For All
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors			All	All	Except
(1)	Election of the following nominees to serve on the Board of Directors of the Company:		☐	☐	☐

Nominees:
	01) Samuel F. Thomas	05) Steven W. Krablin
	02) W. Douglas Brown	06) Elizabeth G. Spomer
	03) Richard E. Goodrich	07) Thomas L. Williams
04) Terrence J. Keating

Vote on Proposals
		For	Against	Abstain

(2)	Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm.	☐	☐	☐

(3)	Approval, on an advisory basis, of the Company’s executive compensation.	☐	☐	☐

In their discretion to act on any other matters that may properly come before the meeting. The Board of Directors recommends you vote “FOR” the nominees and “FOR” proposals (2) and (3) above.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders,

you can be sure the shares of Common Stock are represented at the meeting by promptly returning the proxy in the enclosed envelope.

(Continued from reverse side)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 26, 2016:

The Notice & Proxy Statement and Annual Report are available at www.chartindustries.com/proxy2016.

ä         If you have not voted via the Internet or telephone, please fold and detach card at

perforation and return the bottom portion in the enclosed envelope.        ä

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —

E07675-P75607

CHART INDUSTRIES, INC.

PROXY FOR COMMON STOCK

Proxy Solicited on Behalf of the Board of Directors of the Company for the

Annual Meeting of Stockholders on May 26, 2016

The undersigned hereby (i) appoints Kenneth J. Webster and Matthew J. Klaben, and each of them, his true and lawful agents and proxy holders with full power of substitution in each to appear and vote all of the Common Stock of Chart Industries, Inc. (the “Company”) that the undersigned will be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at One Infinity Corporate Centre Drive, 1st Floor, Garfield Heights, Ohio 44125-5370 on May 26, 2016 at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Stock of the Company represented by this proxy as indicated on the reverse side.

The shares of Common Stock represented by this proxy will be voted as indicated in the spaces on the reverse. To the extent that no directions are given with respect to a proposal on the reverse, the shares of Common Stock represented by this proxy will be voted “FOR” the election of the seven nominees to serve on the Board of Directors, “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm and “FOR” the approval, on advisory basis, of the Company’s executive compensation. The shares of Common Stock represented by this proxy will be voted in the discretion of the proxy holders on all other matters properly brought before the Annual Meeting and any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. The proxy holders cannot vote the shares of Common Stock unless you sign and return this card.

Please date, sign and return promptly in the accompanying envelope.